UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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Wisconsin Power and Light Company

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SEC 1913 (3-99)

Y O U R  V O T E   I S  I M P O R T A N T

Wisconsin

Power and Light

Company

NOTICE OF 2004 ANNUAL MEETING

PROXY STATEMENT AND

2003 ANNUAL REPORT

WISCONSIN POWER AND LIGHT COMPANY

ANNUAL MEETING OF SHAREOWNERS

DATE:	Wednesday, June 2, 2004
TIME:	3:00 p.m., Central Daylight Time
LOCATION:	Wisconsin Power and Light Company Nile Conference Room 4902 North Biltmore Lane Madison, Wis.

SHAREOWNER INFORMATION NUMBERS

LOCAL CALLS (Madison, Wis. Area)	608-458-3110
TOLL FREE NUMBER	800-356-5343

Wisconsin Power and Light Company
4902 North Biltmore Lane
P. O. Box 2568
Madison, WI 53701-2568
Phone: 608.458.3110

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

Dear Wisconsin Power and Light Company Shareowner:

On Wednesday, June 2, 2004, Wisconsin Power and Light Company (the “Company”) will hold its 2004 Annual Meeting of Shareowners at the offices of Alliant Energy Corporation, 4902 North Biltmore Lane, Nile Meeting Room, Madison, Wis. The meeting will begin at 3:00 p.m. Central Daylight Time.

Only the sole common shareowner, Alliant Energy Corporation, and preferred shareowners who owned stock at the close of business on April 13, 2004, may vote at this meeting. All shareowners are requested to be present at the meeting in person or by proxy so that a quorum may be ensured. At the meeting, the Company’s shareowners will:

1.	Elect one director for a term expiring at the 2006 Annual Meeting of Shareowners and four directors for terms expiring at the 2007 Annual Meeting of Shareowners; and

2.	Attend to any other business properly presented at the meeting.

The Board of Directors of the Company presently knows of no other business to come before the meeting.

Please sign and return the enclosed proxy card as soon as possible.

The Company’s 2003 Annual Report appears as Appendix B to this proxy statement. The proxy statement and Annual Report have been combined into a single document to improve the effectiveness of our financial communication and to reduce costs, although the Annual Report does not constitute a part of the proxy statement.

Any Wisconsin Power and Light Company preferred shareowner who desires to receive a copy of the Alliant Energy Corporation 2003 Annual Report to Shareowners may do so by calling the Shareowner Services Department at the Shareowner Information Numbers shown at the front of this proxy statement or writing to the Company at the address shown above.

By Order of the Board of Directors,

F. J. Buri
Corporate Secretary

Dated and mailed on or about April 16, 2004

QUESTIONS AND ANSWERS

1. Q:	Why am I receiving these materials?
A:	The Board of Directors of Wisconsin Power and Light Company (the “Company”) is providing these proxy materials to you in connection with the Company’s Annual Meeting of Shareowners (the “Annual Meeting”), which will take place on Wednesday, June 2, 2004. As a shareowner, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

2. Q:	What is Wisconsin Power and Light Company and how does it relate to Alliant Energy Corporation?
A:	The Company is a subsidiary of Alliant Energy Corporation (“AEC”), a public utility holding company whose other primary first tier subsidiaries include Interstate Power and Light Company (“IP&L”), Alliant Energy Resources, Inc. (“AER”) and Alliant Energy Corporate Services, Inc. (“Alliant Energy Corporate Services”).

3. Q:	Who is entitled to vote at the Annual Meeting?
A:	Only shareowners of record at the close of business on April 13, 2004, are entitled to vote at the Annual Meeting. As of the record date, 13,236,601 shares of common stock (owned solely by AEC) and 1,049,225 shares of preferred stock, in seven series (representing 599,630 votes), were issued and outstanding. Each share of Company common stock and Company preferred stock, with the exception of the 6.50% Series, is entitled to one vote per share. The 6.50% series of Company preferred stock is entitled to ¼ vote per share.

4. Q:	What may I vote on at the Annual Meeting?
A:	You may vote on the election of five nominees to serve on the Company’s Board of Directors, one nominee for a term expiring at the 2006 Annual Meeting of Shareowners and four nominees for terms expiring at the 2007 Annual Meeting of Shareowners.

5. Q:	How does the Board of Directors recommend I vote?
A:	The Board of Directors recommends that you vote your shares FOR each of the listed director nominees.

6. Q:	How can I vote my shares?
A:	You may vote either in person at the Annual Meeting or by appointing a proxy. If you desire to appoint a proxy, then sign and date each proxy card you receive and return it in the envelope provided. Appointing a proxy will not affect your right to vote your shares if you attend the Annual Meeting and desire to vote in person.

7. Q:	How are votes counted?
A:	In the election of directors, you may vote FOR all of the director nominees or your vote may be WITHHELD with respect to one or more nominees. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all listed director nominees.

8. Q:	Can I change my vote?
A:	You have the right to revoke your proxy at any time before the Annual Meeting by:

•	Providing written notice to the Corporate Secretary of the Company and voting in person at the Annual Meeting; or
•	Appointing a new proxy prior to the start of the Annual Meeting.

Attendance at the Annual Meeting will not cause your previously appointed proxy to be revoked unless you specifically so request in writing.

9. Q:	What does it mean if I get more than one proxy card?
A:	If your shares are registered differently and are in more than one account, then you will receive more than one proxy card. Be sure to vote all of your accounts to ensure that all of your shares are voted. The Company encourages you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting the Company’s Shareowner Services Department at the Shareowner Information Numbers shown at the front of this proxy statement.

10. Q:	Who may attend the Annual Meeting?
A:	All shareowners who owned shares of the Company’s common and preferred stock on April 13, 2004, may attend the Annual Meeting.

11. Q:	How will voting on any other business be conducted?
A:	The Board of Directors of the Company does not know of any business to be considered at the Annual Meeting other than the election of directors. If any other business is properly presented at the Annual Meeting, your proxy gives Barbara J. Swan, the Company’s President, and F. J. Buri, the Company’s Corporate Secretary, authority to vote on such matters at their discretion.

12. Q:	Where and when will I be able to find the results of the voting?
A:	The results of the voting will be announced at the Annual Meeting. You may also call the Company’s Shareowner Services Department at the Shareowner Information Numbers shown at the front of this proxy statement for the results. The Company will also publish the final results in its Quarterly Report on Form 10-Q for the second quarter of 2004 to be filed with the Securities and Exchange Commission (“SEC”).

13. Q:	When are shareowner proposals for the 2005 Annual Meeting due?
A:	All shareowner proposals to be considered for inclusion in the Company’s proxy statement for the 2005 Annual Meeting must be received at the principal office of the Company by Dec. 18, 2004. In addition, any shareowner who intends to present a proposal from the floor at the 2005 Annual Meeting must submit the proposal in writing to the Corporate Secretary of the Company no later than March 2, 2005.

14. Q:	Who are the independent auditors of the Company and how are they appointed?
A:	Deloitte & Touche LLP audited the financial statements of the Company for the year ended Dec. 31, 2003. Representatives of Deloitte & Touche LLP are not expected to be present at the meeting. The Audit Committee of the Board of Directors expects to appoint the Company’s independent auditors for 2004 later in the year.

On June 12, 2002, the Board of Directors of the Company, upon the recommendation of the Audit Committee, dismissed Arthur Andersen LLP as the Company’s independent auditors and contracted with Deloitte & Touche LLP to serve as its independent auditors for 2002. Arthur Andersen’s reports on the Company’s consolidated financial statements for the year ended Dec. 31, 2001 did not contain an adverse opinion, disclaimer of opinion or qualification or modification as to uncertainty, audit scope or accounting principles. During the year ended Dec. 31, 2001 and the subsequent interim period, there were no disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of the accounting firm, would have caused it to make a reference to the subject matter of such disagreements in connection with its reports.

15. Q:	Who will bear the cost of soliciting proxies for the Annual Meeting and how will these proxies be solicited?
A:	The Company will pay the cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by the Company’s officers and employees who will not receive any additional compensation for these solicitation activities. The Company will pay banks, brokers, nominees and other fiduciaries reasonable charges and expenses incurred in forwarding the proxy materials to their principals.

16. Q.	How can I obtain a copy of the Company’s Annual Report on Form 10-K?
A:	The Company will furnish without charge, to each shareowner who is entitled to vote at the Annual Meeting and who makes a written request, a copy of the Company’s Annual Report on Form 10-K (without exhibits) as filed with the SEC. Written requests for the Form 10-K should be mailed to the Corporate Secretary of the Company at the address on the first page of this proxy statement.

17. Q:	If more than one shareowner lives in my household, how can I obtain an extra copy of the Company’s 2003 Annual Report and this proxy statement?
A:	Pursuant to the rules of the SEC, services that deliver the Company’s communications to shareowners that hold their stock through a bank, broker or other holder of record may deliver to multiple shareowners sharing the same address a single copy of the Company’s 2003 Annual Report and proxy statement. Upon written or oral request, the Company will mail a separate copy of the 2003 Annual Report and/or proxy statement to any shareowner at a shared address to which a single copy of each document was delivered. You may notify the Company of your request by calling or writing the Company’s Shareowner Services Department at the Shareowner Information Numbers shown at the front of this proxy statement or at the address of the Company shown on the first page of this proxy statement.

ELECTION OF DIRECTORS

At the Annual Meeting, one director will be elected for a term expiring in 2006 and four directors will be elected for terms expiring in 2007. The nominees for election as recommended by the Nominating and Governance Committee and selected by the Board of Directors are: Ann K. Newhall, for a term expiring in 2006; and Michael L. Bennett, Jack B. Evans, David A. Perdue and Judith D. Pyle for terms expiring in 2007. Each of the nominees is currently serving as a director of the Company. Each person elected as a director will serve until the Annual Meeting of Shareowners of the Company in 2006 or 2007, as the case may be, or until his or her successor has been duly elected and qualified.

Directors will be elected by a plurality of the votes cast at the meeting (assuming a quorum is present). Consequently, any shares not voted at the meeting will have no effect on the election of directors. The proxies solicited may be voted for a substitute nominee or nominees if any of the nominees are unable to serve, or for good reason will not serve, a contingency not now anticipated.

Brief biographies of the director nominees and continuing directors follow. These biographies include their age (as of Dec. 31, 2003), an account of their business experience and the names of publicly held and certain other corporations of which they are also directors. Except as otherwise indicated, each nominee and continuing director has been engaged in his or her present occupation for at least the past five years.

NOMINEES

ANN K. NEWHALL	Director Since 2003
Age 52	Nominated Term Expires in 2006

Ms. Newhall is Executive Vice President, Chief Operating Officer, Secretary and a Director of Rural Cellular Corporation, a cellular communications corporation, located in Alexandria, Minn. She has served as Executive Vice President and Chief Operating Officer since August 2000, as Secretary since February 2000 and as a Director since August 1999. Prior to assuming her current positions, she served as Senior Vice President and General Counsel from 1999 to 2000. She was previously a shareholder and President of the Moss & Barnett law firm in Minneapolis, Minn. Ms. Newhall has served as a Director of AEC, IP&L and AER since August 2003. She was originally recommended as a nominee in 2003 by a third-party search firm acting on behalf of the Nominating and Governance Committee.

MICHAEL L. BENNETT	Director Since 2003
Age 50	Nominated Term Expires in 2007

Mr. Bennett has served as President and Chief Executive Officer of Terra Industries Inc., an international producer of nitrogen products and methanol ingredients headquartered in Sioux City, Iowa, since April 2001. From 1997 to 2001, he was Executive Vice President and Chief Operating Officer of Terra Industries Inc. He also serves as Chairman of the Board for Terra Nitrogen Corp., a subsidiary of Terra Industries Inc. Mr. Bennett has served as a Director of AEC, IP&L and AER since August 2003. He was originally recommended as a nominee in 2003 by a third-party search firm acting on behalf of the Nominating and Governance Committee.

JACK B. EVANS	Director Since 2000
Age 55	Nominated Term Expires in 2007

Mr. Evans is a Director and since 1996 has served as President of The Hall-Perrine Foundation, a private philanthropic corporation in Cedar Rapids, Iowa. Previously, Mr. Evans was President and Chief Operating Officer of SCI Financial Group, Inc., a regional financial services firm. Mr. Evans is a Director of Gazette Communications, Nuveen Institutional Advisory Corp., and Vice Chairman and a Director of United Fire and Casualty Company. Mr. Evans has served as a Director of AEC, IP&L (or predecessor companies) and AER since 2000. Mr. Evans is Chairperson of the Audit Committee.

DAVID A. PERDUE	Director Since 2001
Age 54	Nominated Term Expires in 2007

Mr. Perdue is Chairman of the Board and Chief Executive Officer of Dollar General Corporation, a retail sales organization headquartered in Goodlettsville, Tenn. He was elected Chief Executive Officer and a Director in April 2003 and elected Chairman of the Board in June 2003. From July 2002 to March 2003, he was Chairman and Chief Executive Officer of Pillowtex Corporation, a textile manufacturing company located in Kannapolis, N.C. From 1998 to 2002, he was employed by Reebok International Limited, where he served as President of the Reebok Brand from 2000 to 2002. Mr. Perdue has served as a Director of AEC, IP&L (or predecessor companies) and AER since 2001.

JUDITH D. PYLE	Director Since 1994
Age 60	Nominated Term Expires in 2007

Ms. Pyle is President of Judith Dion Pyle and Associates, a financial services company located in Middleton, Wis. Prior to assuming her current position in 2003, she served as Vice Chair of The Pyle Group, a financial services company located in Madison, Wis. She previously served as Vice Chairman and Senior Vice President of Corporate Marketing of Rayovac Corporation, a battery and lighting products manufacturer located in Madison, Wis. In addition, Ms. Pyle is Vice Chairman of Georgette Klinger, Inc., and a Director of Uniek, Inc. Ms. Pyle has served as a Director of AEC and AER since 1992 and of IP&L (or predecessor companies) since 1998. Ms. Pyle is Chairperson of the Compensation and Personnel Committee.

The Board of Directors unanimously recommends a vote FOR all nominees for election as directors.

CONTINUING DIRECTORS

ERROLL B. DAVIS, JR.	Director Since 1984
Age 59	Term Expires in 2006

Mr. Davis joined the Company in 1978 and served as President of the Company from 1987 until 1998. He was elected Chief Executive Officer of the Company in 1988. Mr. Davis has served as Chairman of the Board of the Company and AEC since 2000 and as Chief Executive Officer of AEC since 1990. He also served as President of AEC from 1990 through 2003. He has also served as Chief Executive Officer of AER and IP&L (or predecessor companies) since 1998. He is a member of the Boards of Directors of BP p.l.c.; PPG Industries, Inc.; Electric Power Research Institute; and the Edison Electric Institute. Mr. Davis has served as a Director of AEC since 1982, of AER since 1988 and of IP&L (or predecessor companies) since 1998.

KATHARINE C. LYALL	Director Since 1986
Age 62	Term Expires in 2005

Ms. Lyall is President of the University of Wisconsin System in Madison, Wis. In addition to her administrative position, she is a professor of economics at the University of Wisconsin-Madison. Ms. Lyall has announced that she will retire as President of the University of Wisconsin System no later than Aug. 31, 2004. She serves on the Boards of Directors of M&I Corporation and the Carnegie Foundation for the Advancement of Teaching. Ms. Lyall has served as a Director of AEC and AER since 1994 and of IP&L (or predecessor companies) since 1998.

SINGLETON B. McALLISTER	Director Since 2001
Age 51	Term Expires in 2005

Ms. McAllister has been a partner in the public law and policy strategies group of the Washington, D.C. law firm office of Sonnenschein, Nath & Rosenthal, LLP, since 2003. She previously was a partner at Patton Boggs LLP, a Washington, D.C. law firm, from 2001 to 2003. From 1996 until 2001, Ms. McAllister was General Counsel for the United States Agency for International Development. She was also a partner at Reed, Smith, Shaw and McClay where she specialized in government relations and corporate law. Ms. McAllister has served as a Director of AEC, IP&L (or predecessor companies) and AER since 2001.

ROBERT W. SCHLUTZ	Director Since 1998
Age 67	Term Expires in 2006

Mr. Schlutz is President of Schlutz Enterprises, a diversified farming and retailing business in Columbus Junction, Iowa. Mr. Schlutz has served as a Director of IP&L (or predecessor companies) since 1989 and of AEC and AER since 1998. Mr. Schlutz is Chairperson of the Environmental, Nuclear, Health and Safety Committee.

ANTHONY R. WEILER	Director Since 1998
Age 67	Term Expires in 2005

Mr. Weiler is Chairman and President of A. R. Weiler Co. LLC, a consulting firm for home furnishings organizations. He was previously a Senior Vice President of Heilig-Meyers Company, a national furniture retailer headquartered in Richmond, Va. He is a Director of the Retail Home Furnishings Foundation. Mr. Weiler has served as a Director of IP&L (or predecessor companies) since 1979 and of AEC and AER since 1998. Mr. Weiler is Chairperson of the Nominating and Governance Committee.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors has standing Audit; Compensation and Personnel; Environmental, Nuclear, Health and Safety; Nominating and Governance; and Capital Approval Committees. The Board of Directors has adopted formal written charters for each of the Audit, Compensation and Personnel, and Nominating and Governance Committees, which are available on the Company’s website at www.alliantenergy.com/investors under the “Corporate Governance” caption. The following is a description of each of these committees:

Audit Committee

The Audit Committee held seven joint (the Company, AEC, IP&L and AER) meetings in 2003. The Committee currently consists of J. B. Evans (Chair), A. B. Arends, M. L. Bennett, S. B. McAllister and D. A. Perdue. Each of the members of the Committee is independent as defined by the New York Stock Exchange (“NYSE”) listing standards and SEC rules. The Board of Directors has determined that Mr. Evans and two additional Audit Committee members qualify as “audit committee financial experts” as defined by SEC rules. The Audit Committee is responsible for assisting Board oversight of: (1) the integrity of the Company’s financial statements; (2) the Company’s compliance with legal and regulatory requirements; (3) the independent auditors’ qualifications and independence; and (4) the performance of the Company’s internal audit function and independent auditors. The Audit Committee is also directly responsible for the appointment, retention, termination, compensation and oversight of the Company’s independent auditors.

Compensation and Personnel Committee

The Compensation and Personnel Committee held three joint meetings in 2003. The Committee currently consists of J. D. Pyle (Chair), A. B. Arends, M. L. Bennett, S. B. McAllister and D. A. Perdue. Each of the members of the Committee is independent as defined by the NYSE listing standards. This Committee reviews and approves corporate goals and objectives relevant to Chief Executive Officer (“CEO”) compensation, evaluates the CEO’s performance and determines and approves as a committee or together with the other independent directors the CEO’s compensation level based on the evaluation of the CEO’s performance. In addition, the Committee has responsibilities with respect to the Company’s executive compensation and incentive programs and management development programs.

Environmental, Nuclear, Health and Safety Committee

The Environmental, Nuclear, Health and Safety Committee held two joint meetings in 2003. The Committee currently consists of R. W. Schlutz (Chair), K. C. Lyall, A. K. Newhall, J. D. Pyle and A. R. Weiler. The Committee’s responsibilities are to review environmental policy and planning issues of interest to the Company, including matters involving the Company before environmental regulatory agencies and compliance with air, water and waste regulations. In addition, the Committee reviews policies and operating issues related to the Company’s nuclear generating station investments, including planning and funding for decommissioning of the plants. The Committee also reviews health and safety related policies, activities and operational issues as they affect employees, customers and the general public.

Nominating and Governance Committee

The Nominating and Governance Committee held four joint meetings in 2003. The Committee currently consists of A. R. Weiler (Chair), K. C. Lyall, A. K. Newhall and R. W. Schlutz. Each of the members of the Committee is independent as defined by the NYSE listing standards. This Committee’s responsibilities are to: (1) identify individuals qualified to become Board members, consistent with the criteria approved by the Board, and to recommend nominees for directorships to be filled by the Board or shareowners; (2) identify and recommend Board members qualified to serve on Board committees; (3) develop and recommend to the Board a set of corporate governance principles; (4) oversee the evaluation of the Board and the Company’s management; and (5) advise the Board with respect to other matters relating to corporate governance of the Company.

In making recommendations to the Company’s Board of Directors of nominees to serve as directors, the Nominating and Governance Committee will examine each director nominee on a case-by-case basis regardless of who recommended the nominee and take into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills or financial acumen, diversity of viewpoint and industry knowledge. However, the Committee believes that, to be recommended as a director nominee, each candidate must:

•	display the highest personal and professional ethics, integrity and values.

•	have the ability to exercise sound business judgment.

•	be highly accomplished in his or her respective field, with superior credentials and recognition and broad experience at the administrative and/or policy-making level in business, government, education, technology or public interest.

•	have relevant expertise and experience, and be able to offer advice and guidance to the CEO based on that expertise and experience.

•	be independent of any particular constituency, be able to represent all shareowners of the Company and be committed to enhancing long-term shareowner value; and

•	have sufficient time available to devote to activities of the Board of Directors and to enhance his or her knowledge of the Company’s business.

The Committee also believes the following qualities or skills are necessary for one or more directors to possess:

•	At least one director should have the requisite experience and expertise to be designated as an “audit committee financial expert” as defined by the applicable rules of the SEC.

•	Directors generally should be active or former senior executive officers of public companies or leaders of major and/or complex organizations, including commercial, governmental, educational and other non-profit institutions.

•	Directors should be selected so that the Board of Directors is a diverse body, with diversity reflecting age, gender, race and political experience.

The Nominating and Governance Committee will consider nominees recommended by shareowners in accordance with the Company’s Nominating and Governance Committee Charter and the Corporate Governance Principles.

The Company and the Committee maintain a file of recommended potential director nominees which is reviewed at the time a search for a new director needs to be performed. To assist the Committee in its identification of qualified director candidates, the Committee may engage an outside search firm.

Any shareowner wishing to make a recommendation should write to the Corporate Secretary of the Company and include appropriate biographical information concerning each proposed nominee. The Corporate Secretary will forward all recommendations to the Committee. The Company’s Bylaws also set forth certain requirements for shareowners wishing to nominate director candidates directly for consideration by shareowners. These provisions require such nominations to be made pursuant to timely notice (as specified in the Bylaws) in writing to the Corporate Secretary of the Company.

Capital Approval Committee

The Capital Approval Committee held two meetings in 2003. The Committee currently consists of M. L. Bennett, J. B. Evans and A. R. Weiler. Mr. Davis is the Chair and a non-voting member of this Committee. The purpose of this Committee is to evaluate certain investment proposals where (1) an iterative bidding process is required, and/or (2) the required timelines for such a proposal would not permit the proposal to be brought before a regular meeting of the Board of Directors and/or a special meeting of the full Board of Directors is not practical or merited.

The Board of Directors held six joint meetings during 2003. Each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which he or she served.

The Board and each committee conduct performance evaluations annually to determine their effectiveness and suggest improvements for consideration and implementation. In addition, the Compensation and Personnel Committee evaluates Mr. Davis’ performance as CEO on an annual basis.

Board members are not expected to attend the Company’s Annual Meeting of Shareowners. In 2003, none of the Company’s directors attended the Annual Meeting of Shareowners.

CORPORATE GOVERNANCE

Corporate Governance Principles

The Board of Directors has adopted Corporate Governance Principles that, in conjunction with the Board committee charters, establish processes and procedures to help ensure effective and responsive governance by the Board. The Corporate Governance Principles are available on the Company’s website at www.alliantenergy.com/investors under the “Corporate Governance” caption.

The Board of Directors has adopted certain categorical standards of independence to assist it in making determinations of director independence under the NYSE listing standards. These categorical standards appear as Appendix A of the Corporate Governance Principles. Based on these standards, the Board of Directors has affirmatively determined by resolution that each of the Company’s directors (other than Mr. Davis, the Company’s Chairman and CEO) has no material relationship with the Company and, therefore, is independent in accordance with the NYSE listing standards. The Board of Directors will regularly review the continuing independence of the directors.

The Corporate Governance Principles provide that at least 75% of the members of the Board of Directors must be independent directors under the NYSE listing standards. The Audit, Nominating and Governance and Compensation and Personnel Committees must consist of all independent directors.

Lead Independent Director; Executive Sessions

The Corporate Governance Principles provide that the chairperson of the Nominating and Governance Committee shall be the designated “Lead Independent Director” or “Presiding Independent Director” and will preside as the chair at meetings or executive sessions of the independent directors. As the Chairperson of the Nominating and Governance Committee, Mr. Weiler is currently designated as the Lead Independent Director. At every regular joint meeting of the Board of Directors, the independent directors meet in executive session with no member of Company management present.

Communication with Directors

Shareowners and other interested parties may communicate with the full Board, non-management directors as a group or individual directors, including the Presiding Independent Director, by providing such communication in writing to the Company’s Corporate Secretary, who will post such communications directly to the Company’s Board of Directors’ website.

Ethical and Legal Compliance Policy

The Company has adopted a Code of Ethics that applies to all employees, including its CEO, Chief Operating Officer, Chief Financial Officer and Chief Accounting Officer, as well as its Board of Directors. The Company makes its Code of Ethics available free of charge on the Company’s website, at www.alliantenergy.com/investors, under the “Corporate Governance” caption and such Code of Ethics is available in print to any shareowner who requests it from the Company’s Corporate Secretary. The Company intends to satisfy the disclosure requirements under Item 10 of Form 8-K regarding amendments to, or waivers from, the Code of Ethics by posting such information on its website address stated above under the Corporate Governance caption.

COMPENSATION OF DIRECTORS

No retainer fees are paid to Mr. Davis for his service on the Company’s Board of Directors. In 2003, all other directors (the “non-employee directors”), each of whom served on the Boards of the Company, AEC, IP&L and AER, received an annual retainer for service on all four Boards consisting of $47,137 in cash. Of this cash amount, each Director voluntarily elected to use $17,137 to purchase 1,000 shares of AEC common stock pursuant to AEC’s Shareowner Direct Plan or to defer such amount through the Company Stock account in the AEC Director’s Deferred Compensation Plan. Travel expenses are paid for each meeting day attended.

In 2004, the non-employee directors will each receive a cash retainer of $70,000. The Directors are encouraged to make a voluntary election to use not less than 50% of this cash retainer to purchase shares of AEC common stock pursuant to AEC’s Shareowner Direct Plan or to defer through the AEC Stock account in AEC’s Director’s Deferred Compensation Plan. In 2004, the Chairperson of the Audit Committee will receive an additional $7,500 cash retainer and the Chairpersons of the Nominating and Governance; Compensation and Personnel; and Environmental, Nuclear, Health, and Safety Committees will receive an additional $5,000 cash retainer.

Director’s Deferred Compensation Plan

Under the AEC Director’s Deferred Compensation Plan, directors may elect to defer all or part of their retainer fee. Amounts deposited to a Deferred Compensation Interest Account receive an annual return based on the A-Utility Bond Rate with a minimum return no less than the prime interest rate published in The Wall Street Journal, provided that the return may not be greater than 12% or less than 6%. Amounts deposited to an AEC Stock Account are treated as though invested in the common stock of AEC and will be credited with dividends, which will be treated as if reinvested. The director may elect that the AEC Deferred Compensation Account be paid in a lump sum or in annual installments for up to 10 years beginning in the year of or one, two or three tax years after retirement or resignation from the Board.

Director’s Charitable Award Program

AEC maintains a Director’s Charitable Award Program for the members of its Board of Directors beginning after three years of service. The purpose of the Program is to recognize the interest of the Company and its directors in supporting worthy institutions and to enhance the Company’s director benefit program so that the Company is able to continue to attract and retain directors of the highest caliber. Under the Program, when a director dies, the Company and/or AEC will donate a total of $500,000 to one qualified charitable organization or divide that amount among a maximum of five qualified charitable organizations selected by the individual director. The individual director derives no financial benefit from the Program. All deductions for charitable contributions are taken by the Company or AEC, and the donations are funded by the Company or AEC through life insurance policies on the directors. Over the life of the Program, all costs of donations and premiums on the life insurance policies, including a return of the Company’s or AEC’s cost of funds, will be recovered through life insurance proceeds on the directors. The Program, over its life, will not result in any material cost to the Company or AEC.

Director’s Life Insurance Program

AEC maintains a split-dollar Director’s Life Insurance Program for non-employee directors, beginning after three years of service, which provides a maximum death benefit of $500,000 to each eligible director. Under the split-dollar arrangement, directors are provided a death benefit only and do not have any interest in the cash value of the policies. The Life Insurance Program is structured to pay a portion of the total death benefit to AEC to reimburse AEC for all costs of the program, including a return on its funds. The Life Insurance Program, over its life, will not result in any material cost to AEC. The imputed income allocations reported for each director in 2003 under the Director’s Life Insurance Program were as follows: A. B. Arends—$50, J. B. Evans—$2, K. C. Lyall—$488, J. D. Pyle—$24, W. H. Stoppelmoor—$987 and A. R. Weiler—$50.

In November 2003, the Board of Directors terminated this insurance benefit for any director not already having the required vesting period of three years of service and for all new directors.

OWNERSHIP OF VOTING SECURITIES

All of the common stock of the Company is held by AEC. None of the directors or officers of the Company own any shares of the Company’s preferred stock. Listed in the following table are the number of shares of AEC’s common stock beneficially owned by (1) the executive officers listed in the Summary Compensation Table, (2) all director nominees and directors of the Company, and (3) all director nominees, directors and executive officers as a group as of Feb. 27, 2004. The directors and executive officers of AEC and the Company as a group owned 1.4% of the outstanding shares of AEC common stock on that date. No individual director or officer owned more than 1% of the outstanding shares of AEC common stock on that date.

NAME OF BENEFICIAL OWNER	SHARES BENEFICIALLY OWNED(1)

Executives(2)
William D. Harvey	167,236	(3)
Eliot G. Protsch	173,717	(3)
Barbara J. Swan	125,590	(3)
Pamela J. Wegner	124,470	(3)
Thomas M. Walker	1,478	(5)

Director Nominees
Ann K. Newhall	4,116	(3)
Michael L. Bennett	1,803	(3)
Jack B. Evans	39,028	(3)
David A. Perdue	5,558	(3)
Judith D. Pyle	13,605

Directors
Alan B. Arends	10,867	(3)(4)
Erroll B. Davis, Jr.	556,063	(3)
Katharine C. Lyall	15,941
Singleton B. McAllister	4,251	(3)
Robert W. Schlutz.	18,990	(3)
Wayne H. Stoppelmoor	14,851	(4)
Anthony R. Weiler	17,022	(3)

All Executives and Directors as a Group 21 people, including those listed above.	1,572,716	(3)

(1)	Total shares of AEC common stock outstanding as of Feb. 27, 2004, were 111,274,686.

(2)	Stock ownership of Mr. Davis is shown with the directors.

(3)	Included in the beneficially owned shares shown are indirect ownership interests with shared voting and investment powers: Mr. Davis—8,981, Mr. Evans—2,000, Mr. Weiler—1,389, Mr. Harvey—2,717, and Mr. Protsch—820; shares of common stock held in deferred compensation plans: Mr. Arends—5,605, Mr. Bennett—1,415, Mr. Davis—48,303, Mr. Evans—7,028, Ms. McAllister—1,415, Ms. Newhall—2,829, Mr. Perdue—5,558, Mr. Schlutz—7,959, Mr. Weiler—5,841, Mr. Harvey—27,716, Mr. Protsch—33,879, Ms. Swan—20,698 and Ms. Wegner—18,767 (all executive officers and directors as a group—210,729); and stock options exercisable on or within 60 days of Feb. 27, 2004: Mr. Davis—451,687, Mr. Harvey—112,431, Mr. Protsch—112,431, Ms. Swan—94,633 and Ms. Wegner—89,419 (all executive officers and directors as a group—1,094,060).

(4)	Messrs. Arends and Stoppelmoor will retire as directors of the Company at AEC’s Annual Meeting on May 21, 2004.

(5)	Mr. Walker resigned from the Company effective Nov. 15, 2003.

To the Company’s knowledge, no shareowner beneficially owned 5% or more of any class of the Company’s preferred stock as of Dec. 31, 2003. The following table sets forth information, as of Dec. 31, 2003, regarding beneficial ownership by the only person known to AEC to own more than 5% of AEC’s common stock. The beneficial ownership set forth below has been reported on a Schedule 13G with the Securities and Exchange Commission by the beneficial owner.

	Amount and Nature of Beneficial Ownership
	Voting Power		Investment Power		Aggregate	Percent of Class
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared
Franklin Resources, Inc. (and certain affiliates) One Franklin Parkway San Mateo, CA 94403	6,451,800	0	6,451,800	0	6,451,800	5.8%

COMPENSATION OF EXECUTIVE OFFICERS

The following Summary Compensation Table sets forth the total compensation paid by the Company, AEC and AEC’s other subsidiaries to the Chief Executive Officer and certain other executive officers of the Company for all services rendered during 2003, 2002 and 2001.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Annual Compensation			Long-Term Compensation		All Other Compensation(5)

		Base Salary	Bonus	Other Annual Compensation(1)	Awards	Payouts

					Securities Underlying Options (Shares)(2)	LTIP Payouts

Erroll B. Davis, Jr. Chairman and Chief Executive Officer	2003 2002 2001	$685,000 685,000 683,269	$0 0 489,364	$14,949 17,582 11,265	151,687 151,687 108,592	$0 0 359,605	$45,253 45,485 50,284

William D. Harvey Chief Operating Officer	2003 2002 2001	290,000 282,500 274,616	0 0 161,233	5,954 7,707 4,061	26,642 26,642 21,798	0 0 92,209	15,562 17,599 42,944

Barbara J. Swan President	2003 2002 2001	265,000 260,000 254,616	0 0 134,258	0 6,716 3,459	24,705 24,705 20,212	0 0 84,985	14,536 16,356 36,172

Eliot G. Protsch Chief Financial Officer	2003 2002 2001	290,000 282,500 274,616	0 0 143,688	4,825 6,131 893	26,642 26,642 21,798	0 0 92,209	15,605 16,318 38,372

Pamela J. Wegner Executive Vice President(3)	2003 2002 2001	275,000 270,000 264,615	0 0 124,312	7,282 9,263 2,267	25,673 25,673 21,005	0 0 88,597	19,641 19,178 35,371

Thomas M. Walker(4)	2003 2002 2001	267,692 277,500 264,615	680,000 0 133,852	13,895 17,543 0	25,673 25,673 21,005	0 0 88,597	27,669 27,297 6,207

(1)	Other Annual Compensation consists of income tax gross-ups for reverse split-dollar life insurance.

(2)	Awards made in 2003 were in addition to performance share awards as described in the table entitled “Long-Term Incentive Awards in 2003.”

(3)	As of Jan. 28, 2004, Ms. Wegner is no longer an executive officer of the Company but remains an executive officer of AEC.

(4)	Mr. Walker, the Company’s former Executive Vice President and Chief Financial Officer, resigned from the Company effective Nov. 15, 2003. In connection with such resignation, Mr. Walker entered into a Severance Agreement and Release with AEC, pursuant to which he was paid $680,000, which is reflected in the “Bonus” column above. See “Certain Agreements.”

(5)	The table below shows the components of the compensation reflected under this column for 2003:

	Erroll B. Davis, Jr.	William D. Harvey	Barbara J. Swan	Eliot G. Protsch	Pamela J. Wegner	Thomas M. Walker

A.	$20,550	$6,000	$6,000	$7,450	$7,375	$6,000

B.	19,656	8,497	7,576	7,104	10,393	19,830

C.	5,047	1,065	960	1,051	1,873	1,839

Total	$45,253	$15,562	$14,536	$15,605	$19,641	$27,669

A.	Matching contributions to the AEC 401(k) Savings Plan and Deferred Compensation Plan

B.	Reverse split-dollar life insurance

C.	Life insurance coverage in excess of $50,000

STOCK OPTIONS

The following table sets forth certain information concerning options to purchase shares of AEC common stock granted during 2003 to the executives named below:

STOCK OPTION GRANTS IN 2003

Name	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)

	Number of Securities Underlying Options Granted(1)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Expiration Date	5%	10%

Erroll B. Davis, Jr.	151,687	15.8%	$16.82	1/21/13	$1,604,848	$4,066,728

William D. Harvey	26,642	2.8%	16.82	1/21/13	281,872	714,272

Barbara J. Swan	24,705	2.6%	16.82	1/21/13	261,379	662,341

Eliot G. Protsch	26,642	2.8%	16.82	1/21/13	281,272	714,272

Pamela J. Wegner	25,673	2.7%	16.82	1/21/13	271,620	688,293

Thomas M. Walker(3)	25,673	2.7%	16.82	11/15/03	0	0

(1)	Consists of non-qualified stock options to purchase shares of AEC common stock granted pursuant to the AEC Equity Incentive Plan. Options were granted on Jan. 21, 2003 and have a three-year vesting schedule pursuant to which one-third of the options will become exercisable on each of Jan. 2, 2004, Jan. 2, 2005, and Jan. 2, 2006. Upon a “change in control” of AEC as defined in the Plan or upon retirement, disability or death of the option holder, the options will become immediately exercisable.

(2)	The hypothetical potential appreciation shown for the named executives is required by rules of the Securities and Exchange Commission (“SEC”). The amounts shown do not represent the historical or expected future performance of AEC’s common stock. In order for the named executives to realize the potential values set forth in the 5% and 10% columns in the table above, the price per share of AEC’s common stock would be $27.40 and $43.63, respectively, as of the expiration date of the options.

(3)	Pursuant to his Severance Agreement and Release, Mr. Walker’s stock options were cancelled in November 2003. See “Certain Agreements.”

The following table provides information for the executives named below regarding the number and value of exercisable and unexercised options. None of the executives exercised options in fiscal 2003.

OPTION VALUES AT DEC. 31, 2003

Name	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Year End(1)

	Exercisable	Unexercisable	Exercisable	Unexercisable

Erroll B. Davis, Jr.	388,778	289,009	$0	$1,225,631

William D. Harvey	87,403	51,669	0	215,267

Barbara J. Swan	71,426	47,912	0	199,616

Eliot G. Protsch	87,403	51,669	0	215,267

Pamela J. Wegner	73,859	49,790	0	207,438

Thomas M. Walker	0	0	0	0

(1)	Based on the closing per share price of AEC’s common stock on Dec. 31, 2003 of $24.90.

LONG-TERM INCENTIVE AWARDS

The following table provides information concerning long-term incentive awards made to the executives named below in 2003.

LONG-TERM INCENTIVE AWARDS IN 2003

Name	Number of Shares, Units or Other Rights (#)(1)	Performance or Other Period Until Maturation or Payout	Estimated Future Payouts Under Non-Stock Price-Based Plans

			Threshold (#)	Target (#)	Maximum (#)

Erroll B. Davis, Jr.	57,135	1/01/06	28,568	57,135	114,270

William D. Harvey	12,108	1/01/06	6,054	12,108	24,216

Barbara J. Swan	11,007	1/01/06	5,504	11,007	22,014

Eliot G. Protsch	12,108	1/01/06	6,054	12,108	24,216

Pamela J. Wegner	11,416	1/01/06	5,708	11,416	22,832

Thomas M. Walker(2)	12,263	N/A	N/A	N/A	N/A

(1)	Consists of performance shares awarded under AEC’s Long-Term Equity Incentive Plan. The payout from the performance shares is based on AEC’s three-year Total Shareowner Return (TSR) relative to an investor-owned utility peer group during the three-year performance cycle ending Dec. 31, 2005. Payouts are subject to modification pursuant to a performance multiplier that ranges from 0 to 2.00, and will be made in shares of AEC common stock or a combination of AEC common stock and cash.

(2)	Pursuant to his Severance Agreement and Release, Mr. Walker’s awards were cancelled in November 2003. See “Certain Agreements.”

CERTAIN AGREEMENTS

Mr. Davis currently has an employment agreement with AEC, pursuant to which he will serve as the Chairman of AEC until the expiration of the term of the agreement on the date of AEC’s 2006 annual meeting of shareowners, but no later than May 30, 2006. In addition, he will serve as the Chief Executive Officer of AEC during the term of the agreement unless otherwise determined by the Board of Directors. Mr. Davis will also serve as the Chief Executive Officer of the Company and each subsidiary of AEC, including the Company, as long as he holds the same position for AEC. Pursuant to the employment agreement, Mr. Davis will be paid an annual base salary of not less than $750,000. Mr. Davis also will have the opportunity to earn short-term and long-term incentive compensation (including stock options, restricted stock and other long-term incentive compensation) at least equal to other executive officers and receive supplemental retirement benefits (including continued participation in the AEC Executive Tenure Compensation Plan) and life insurance providing a death benefit of three times his annual salary. For purposes of AEC’s Supplemental Executive Retirement Plan described in detail under “Retirement and Employee Benefit Plans,” (i) Mr. Davis will be deemed to have been paid an annual bonus for 2003 of $595,539 (the amount that he would have received had he been eligible for such a bonus for such year); (ii) if Mr. Davis ceases to be the Chief Executive Officer while remaining the Chairman in 2005 and if the annual bonus for 2005 payable in 2006 is less than the target award for Mr. Davis for 2005, Mr. Davis will be deemed to have earned the target award; (iii) a special calculation will apply to protect the dollar amount that Mr. Davis could have been paid on May 1, 2003 if he had retired on April 30, 2003; and (iv) upon termination of employment Mr. Davis generally will be deemed to be a retiree not subject to the early commencement reduction factors that would otherwise apply. For purposes of AEC’s Executive Tenure Compensation Plan, the Board of Directors has determined to treat Mr. Davis as an eligible retiree at his future termination of employment, regardless of the circumstances other than death. If, prior to the end of the term of the agreement, the employment of Mr. Davis is terminated by AEC without cause (as defined in the employment agreement), or if Mr. Davis terminates his employment for good reason (as defined in the employment agreement), or if the employment of Mr. Davis is terminated as a result of the mutual agreement of Mr. Davis and the Board of Directors, AEC or its affiliates will continue to provide the compensation and benefits called for by the employment agreement through the later of the end of the term of the agreement or one year after such termination of employment (with incentive compensation based on the maximum potential awards and with any stock compensation paid in cash), and all unvested stock compensation will vest immediately. If Mr. Davis dies or terminates his employment without good reason prior to the end of the term of the agreement, AEC or its affiliates will pay to Mr. Davis or his beneficiaries or estate all compensation earned through the date of death or such termination (including previously deferred compensation and pro rata incentive compensation based upon the maximum potential awards). If Mr. Davis’ employment is terminated by reason of his disability, he will be entitled to such benefits as may be provided by AEC’s current disability program. If Mr. Davis is terminated for cause, AEC or its affiliates will pay his base salary through the date of termination plus any previously deferred compensation. In any such case, Mr. Davis shall also be eligible for the benefits he has accrued under the applicable retirement plans, including the benefits under the Supplemental Executive Retirement Plan and the Executive Tenure Compensation Plan. Under the employment agreement, if any payments thereunder constitute an excess parachute payment under the Code, then AEC will pay to Mr. Davis the amount necessary to offset the excise tax and any applicable taxes on this additional payment.

AEC currently has in effect key executive employment and severance agreements (the “KEESAs”) with certain executive officers and key employees of AEC (including Messrs. Davis, Harvey and Protsch and Mses. Swan and Wegner). The KEESAs provide that each executive officer who is a party thereto is entitled to benefits if, within a period of up to three years (depending on which executive is involved) after a change in control of AEC (as defined in the KEESAs) (the “Employment Period”), the officer’s employment is ended through (a) termination by AEC, other than by reason of death or disability or for cause (as defined in the KEESAs); or (b) termination by the officer due to a breach of the agreement by AEC or a significant change in the officer’s responsibilities; or (c) in the case of Mr. Davis’ agreement, termination by Mr. Davis following the first anniversary of the change of control. The benefits provided are (a) a cash termination payment of up to three times (depending on which executive is involved) the sum of the officer’s annual salary and his or her average annual bonus during the three years before the termination; and (b) continuation for up to the end of the Employment Period of equivalent hospital, medical, dental, accident and life insurance coverage as in effect at the time of termination. Each KEESA for executive officers below the level of Executive Vice President of AEC provides that if any portion of the benefits under the KEESA or under any other agreement for the officer would constitute an excess parachute payment for purposes of the Code, benefits will be reduced so that the officer will be entitled to receive $1 less than the maximum amount which he or she could receive without becoming subject to the 20% excise tax imposed by the Code on certain excess parachute payments, or which AEC may pay without loss of deduction under the Code. The KEESAs for the Chief Executive Officer, President, Senior Executive Vice President and the Executive Vice Presidents of AEC (including Messrs. Davis, Harvey and Protsch and Mses. Swan and Wegner) provide that if any payments thereunder or otherwise constitute an excess parachute payment, AEC will pay to the appropriate officer the amount necessary to offset the excise tax and any additional taxes on this additional payment. Mr. Davis’ employment agreement as described above limits benefits paid thereunder to the extent that duplicate payments would be provided to him under his KEESA.

AEC entered into a Severance Agreement and Release with Mr. Walker in connection with the conclusion of his employment with AEC as of November 15, 2003. AEC (a) paid Mr. Walker $680,000, (b) paid $10,000 towards his legal fees associated with the agreement and (c) agreed to provide him with up to $20,000 for either outplacement services or tuition reimbursement. Mr. Walker ceased to be eligible to participate under any of AEC’s stock option, bonus, equity, incentive compensation, non-qualified supplemental retirement plan, medical, dental, life insurance, retirement, pension and other compensation or benefit plans upon his termination of employment, except that he retained vested rights under AEC’s qualified retirement plans and his rights under AEC’s Key Employee Deferred Compensation Plan, and he is eligible for COBRA continuation for his medical and dental plans. If Mr. Walker elects COBRA continuation, AEC will pay for this coverage for up to 18 months. Under the agreement, Mr. Walker agreed to a two-year covenant not to compete and agreed to keep Company information confidential. In connection with the agreement, Mr. Walker provided AEC and its affiliates, including the Company, a general liability release.

RETIREMENT AND EMPLOYEE BENEFIT PLANS

Alliant Energy Cash Balance Pension Plan

Salaried employees (including officers) of the Company are eligible to participate in the Alliant Energy Cash Balance Pension Plan (the “Pension Plan”) maintained by Alliant Energy Corporate Services. The Pension Plan bases a participant’s defined benefit pension on the value of a hypothetical account balance. For individuals participating in the Pension Plan as of Aug. 1, 1998, a starting account balance was created equal to the present value of the benefit accrued as of Dec. 31, 1997, under the applicable prior benefit formula. In addition, such individuals received a special one-time transition credit amount equal to a specified percentage varying with age multiplied by credited service and pay. For 1998 and thereafter, a participant receives annual credits to the account equal to 5% of base pay (including certain incentive payments, pre-tax deferrals and other items), plus an interest credit on all prior accruals equal to 4%, plus a potential share of the gain on the investment return on assets in the trust investment for the year.

The life annuity payable under the Pension Plan is determined by converting the hypothetical account balance credits into annuity form. Individuals who were participants in the Pension Plan on Aug. 1, 1998, are in no event to receive any less than what would have been provided under the prior formula that was applicable to them, had it continued, if they terminate on or before Aug. 1, 2008, and do not elect to commence benefits before the age of 55.

All of the individuals listed in the Summary Compensation Table participate in the Pension Plan and are “grandfathered” under the applicable prior plan benefit formula. Because their estimated benefits under the applicable prior plan benefit formula are higher than under the Pension Plan formula, utilizing current assumptions, their benefits would currently be determined by the applicable prior plan benefit formula. At the time of his resignation from the Company in November 2003, Mr. Walker had a vested balance of $68,056 in the Pension Plan. The following table illustrates the estimated annual benefits payable upon retirement at age 65 under the applicable prior plan formula based on average annual compensation and years of service. To the extent benefits under the Plan are limited by tax law, any excess will be paid under the Unfunded Excess Plan described below.

Company Plan A Prior Formula.

One of the applicable prior plan formulas provided retirement income based on years of credited service and final average compensation for the 36 highest consecutive months, with a reduction for Social Security offset. The individuals listed in the Summary Compensation Table covered by this formula are Messrs. Davis, Protsch and Harvey and Mses. Swan and Wegner. The benefits would be as follows:

Company Plan A Prior Plan Formula Table

Average Annual Compensation	Annual Benefit After Specified Years in Plan
	15	20	25	30+
$ 200,000	$55,000	$73,333	$91,667	$110,000
300,000	82,500	110,000	137,500	165,000
400,000	110,000	146,667	183,333	220,000
500,000	137,500	183,333	229,167	275,000
600,000	165,000	220,000	275,000	330,000
700,000	192,500	256,667	320,833	385,000
800,000	220,000	293,333	366,667	440,000
900,000	247,500	330,000	412,500	495,000
1,000,000	275,000	366,667	458,333	550,000
1,100,000	302,500	403,333	504,167	605,000

For purposes of the Pension Plan, compensation means payment for services rendered, including vacation and sick pay, and is substantially equivalent to the salary amounts reported in the Summary Compensation Table. Pension Plan benefits depend upon length of Pension Plan service (up to a maximum of 30 years), age at retirement and amount of compensation (determined in accordance with the Pension Plan) and are reduced by up to 50% of Social

Security benefits. The estimated benefits in the table above do not reflect the Social Security offset. The estimated benefits are computed on a straight-life annuity basis. Benefits will be adjusted if the employee receives one of the optional forms of payment. Credited years of service under the Pension Plan for covered persons named in the Summary Compensation Table are as follows: Erroll B. Davis, Jr., 24 years; Eliot G. Protsch, 24 years; William D. Harvey, 16 years; Barbara J. Swan, 15 years; and Pamela J. Wegner, 9 years.

Unfunded Excess Plan

Alliant Energy Corporate Services maintains an Unfunded Excess Plan that provides funds for payment of retirement benefits above the limitations on payments from qualified pension plans in those cases where an employee’s retirement benefits exceed the qualified plan limits. The Unfunded Excess Plan provides an amount equal to the difference between the actual pension benefit payable under the Pension Plan and what such pension benefit would be if calculated without regard to any limitation imposed by the Code on pension benefits or covered compensation.

Unfunded Executive Tenure Compensation Plan

Alliant Energy Corporate Services maintains an Unfunded Executive Tenure Compensation Plan to provide incentive for selected key executives to remain in the service of AEC by providing additional compensation that is payable only if the executive remains with AEC until retirement (or other termination if approved by the Board of Directors). Any participant in the Plan must be approved by the Board of Directors. Mr. Davis was the only active participant in the Plan as of Dec. 31, 2003. The Plan provides for monthly payments to a participant after retirement (at or after age 65, or with Board approval, prior to age 65) for 120 months. The payments will be equal to 25% of the participant’s highest average salary for any consecutive 36-month period. If a participant dies prior to retirement or before 120 payments have been made, the participant’s beneficiary will receive monthly payments equal to 50% of such amount for 120 months in the case of death before retirement or, if the participant dies after retirement, 50% of such amount for the balance of the 120 months. Annual benefits of $171,250 would be payable to Mr. Davis upon retirement, assuming he continues in the service of Alliant Energy Corporate Services until retirement at the same salary as was in effect on Dec. 31, 2003.

Supplemental Executive Retirement Plan

AEC maintains an unfunded Supplemental Executive Retirement Plan (“SERP”) to provide incentive for key executives to remain in the service of the Company by providing additional compensation that is payable only if the executive remains with AEC until retirement, disability or death. While the SERP provides different levels of benefits depending on the executive covered, this summary reflects the terms applicable to all of the individuals listed in the Summary Compensation Table. Participants in the SERP must be approved by the Compensation and Personnel Committee of the Board. The SERP provides for payments of 60% of the participant’s average annual earnings (base salary and bonus) for the highest paid three years out of the last 10 years of the participant’s employment reduced by the sum of benefits payable to the officer from the officer’s defined benefit plan and the Unfunded Excess Plan. The normal retirement date under the SERP is age 62 with at least 10 years of service and early retirement is at age 55 with at least ten years of service. If a participant retires prior to age 62, the 60% payment under the SERP is reduced by 3% per year for each year the participant’s retirement date precedes his/her normal retirement date. The actuarial reduction factor will be waived for participants who have attained age 55 and have a minimum of 10 years of service in a senior executive position with AEC after April 21, 1998. At the timely election of the participant, benefits under the SERP will be made in a lump sum, in installments over a period of up to 10 years, or for the lifetime of the participant. If the lifetime benefit is selected and the participant dies prior to receiving 12 years of payments, payments continue to any surviving spouse or dependent children of a deceased participant who dies while still employed by the Company, payable for a maximum of 12 years. A post-retirement death benefit of one times the participant’s final average earnings at the time of retirement will be paid to the designated beneficiary. Messrs. Davis, Harvey and Protsch and Mses. Swan and Wegner are participants in the SERP. The following table shows the amount of retirement payments under the SERP, assuming a minimum of 10 years of service at retirement age and payment in the annuity form.

Supplemental Executive Retirement Plan Table

Average Annual Compensation	Annual Benefit After Specified Years in Plan
	< 10 Years	>10 Years*
$ 200,000	0	$120,000
300,000	0	180,000
400,000	0	240,000
500,000	0	300,000
600,000	0	360,000
700,000	0	420,000
800,000	0	480,000
900,000	0	540,000
1,000,000	0	600,000
1,100,000	0	660,000

* Reduced by the sum of the benefit payable from the applicable defined benefit pension plan and the Unfunded Excess Plan.

Key Employee Deferred Compensation Plan

AEC maintains an unfunded Key Employee Deferred Compensation Plan under which participants may defer up to 100% of base salary, incentive compensation and eligible SERP payments. Participants who have made the maximum allowed contribution to the AEC-sponsored 401(k) Savings Plan may receive an additional credit to the Deferred Compensation Plan. The credit will be equal to 50% of the lesser of (a) the amount contributed to the 401(k) Savings Plan plus the amount deferred under this Plan; or (b) 6% of base salary, reduced by the amount of any matching contributions in the 401(k) Savings Plan. The employee may elect to have his or her deferrals credited to an Interest Account or an AEC Stock Account. Deferrals and matching contributions to the Interest Account receive an annual return based on the A-Utility Bond Rate with a minimum return no less than the prime interest rate published in The Wall Street Journal, provided that the return may not be greater than 12% or less than 6%. Deferrals and matching contributions credited to the AEC Stock Account are treated as though invested in AEC common stock and will be credited with dividends, which will be treated as if reinvested. The shares of common stock identified as obligations under the Plan are held in a rabbi trust. Payments from the Plan may be made in a lump sum or in annual installments for up to 10 years at the election of the participant. Participants are selected by the Chief Executive Officer of Alliant Energy Corporate Services. Messrs. Davis, Harvey and Protsch and Mses. Swan and Wegner are participants in the Plan.

REPORT OF THE COMPENSATION AND PERSONNEL

COMMITTEE ON EXECUTIVE COMPENSATION

To Our Shareowners:

The Compensation and Personnel Committee (the “Committee”) of the Board of Directors of the Company is currently comprised of five independent directors (the same directors that comprise the AEC Compensation and Personnel Committee). The following is a report prepared by these directors with respect to compensation paid by AEC, the Company and AEC’s other subsidiaries.

The Committee assesses the effectiveness and competitiveness of, approves the design of and administers executive compensation programs within a consistent total compensation framework for the Company. The Committee also reviews and approves all salary arrangements and other remuneration for executives, evaluates executive performance, and considers related matters. It also makes recommendations to the Nominating and Governance Committee regarding Director compensation. To support it in carrying out its mission, the Committee engages an independent consultant to provide assistance.

The Committee is committed to implementing an overall compensation program for executives that furthers the Company’s mission. Therefore, the Committee adheres to the following compensation policies, which are intended to facilitate the achievement of the Company’s business strategies:

•	Executive management compensation (and particularly, long-term incentive compensation) should be closely and strongly aligned with the long-term interests of AEC’s shareowners.

•	Total compensation should enhance the Company’s ability to attract, retain and encourage the development of exceptionally knowledgeable and experienced executives, upon whom, in large part, the successful operation and management of the Company depends.

•	Base salary levels should be targeted at a competitive market range of base salaries paid to executives of comparable companies. Specifically, the Committee targets the median (50th percentile) of base salaries paid by companies within the utility and general industries.

•	Incentive compensation programs should strengthen the relationship between pay and performance by emphasizing variable, at-risk compensation that is consistent with meeting predetermined Company, subsidiary, business unit and individual performance goals. In addition, the Committee targets incentive levels at the median (50th percentile) of incentive compensation paid by similarly sized companies within the utility and general industries.

Components of Compensation

The major elements of AEC’s executive compensation program are base salary, short-term (annual) incentives and long-term (equity) incentives. These elements are addressed separately below. In setting the level for each major component of compensation, the Committee considers all elements of an executive’s total compensation package, including employee benefit and perquisite programs. The Committee’s goal is to provide an overall compensation package for each executive officer that is competitive to the packages offered other similarly situated executives. The Committee has determined that total executive compensation at target levels, including that for Mr. Davis, is in line with competitive compensation of comparative companies.

Base Salaries

The Committee annually reviews each executive’s base salary. Base salaries are targeted at a competitive market range (i.e., at the median level) when comparing both utility and non-utility (general industry) data. The Committee annually adjusts base salaries to recognize changes in the market, varying levels of responsibility, prior experience and breadth of knowledge. Increases to base salaries are driven primarily by market adjustments for a particular salary level, which generally limits across-the-board increases. The Committee considers individual performance factors in setting base salaries. The Committee reviewed executive salaries for market comparability using utility and general industry data contained in compensation surveys published by the Edison Electric Institute, the American Gas Association and several compensation consulting firms.

In consideration of industry conditions and Company performance, the Committee did not increase the base salaries of the Chief Executive Officer and the Executive Vice Presidents in 2003.

Short-Term Incentives

AEC’s short-term (annual) incentive program promotes the Committee’s pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses tied to the achievement of corporate, subsidiary, business unit and individual performance goals. Annual bonus opportunities allow the Committee to communicate specific goals that are of primary importance during the coming year and motivate executives to achieve these goals. The Committee on an annual basis reviews and approves the program’s performance goals, the relative weight assigned to each goal and the targeted and maximum award levels. A description of the short-term incentive programs available during 2003 to executive officers follows.

Alliant Energy Corporation Management Incentive Compensation Plan—In 2003, the Alliant Energy Corporation Management Incentive Compensation Plan (the “MICP”) covered executives and was based on achieving annual targets in corporate performance that included earnings per share (“EPS”), cash flow, safety, diversity and environmental targets for the utility businesses, and business unit (including customer service and reliability) and individual performance goals. Target and maximum bonus awards under the MICP in 2003 were set at the median of the utility and general industry market levels. The Committee considered these targets to be achievable, but to require above-average performance from each of the executives. The level of performance achieved in each category determines actual payment of bonuses, as a percentage of annual salary. Weighting factors are applied to the percentage achievement under each category to determine overall performance. If a pre-determined EPS target is not met, there is no bonus payment associated with the MICP. If the threshold performance for any other performance target is not reached, there is no bonus payment associated with that particular category. Once the designated maximum performance is reached, there is no additional payment for performance above the maximum level. The actual percentage of salary paid as a bonus, within the allowable range, is equal to the weighted average percent achievement for all the performance categories. Potential MICP awards range from 0% to 150% of annual salary for Mr. Davis and from 0% to 100% of annual salary for other eligible executives.

Due to industry and market conditions, the Committee determined that the Chief Executive Officer and Executive Vice Presidents were not eligible to receive MICP awards for 2003 plan year performance.

Long-Term Incentives

The Committee strongly believes compensation for executives should include long-term, at-risk pay to strengthen the alignment of the interests of the shareowners and management. In this regard, AEC maintains plans that permit grants of stock options, restricted stock and performance units/shares with respect to AEC’s common stock. The Committee believes that the incentive plans balance the Company’s annual compensation programs by emphasizing compensation based on the long-term, successful performance of the Company from the perspective AEC’s shareowners. A description of the long-term incentive programs available during 2003 to executive officers is set forth below.

Alliant Energy Corporation Long-Term Incentive Program—The Alliant Energy Corporation Long-Term Incentive Program covered executives and consisted of the following components in 2003: non-qualified stock options and performance shares. Non-qualified stock options provide a reward that is directly tied to the benefit shareowners receive from increases in the price of AEC’s common stock. Until 2003, the payout from the performance shares was based on two equally-weighted performance components: AEC’s three-year total return to shareowners relative to an investor-owned utility peer group (“TSR”), and annualized EPS growth versus internally set performance hurdles contained in the Alliant Energy Strategic Plan. Beginning in 2003, TSR was used as the sole measure of the performance share plan. Thus, the two components of the Long-Term Incentive Program (i.e., stock options and performance shares) provide incentives for management to produce superior shareowner returns on both an absolute and relative basis. During 2003, the Committee made a grant of stock options and performance shares to various executive officers, including Messrs. Davis, Harvey and Protsch and Mses. Swan and Wegner. All option grants had per share exercise prices equal to the fair market value of a share of AEC common stock on the day following the date the grants were approved. Options vest on a one-third basis at the beginning of each calendar year after grant and have a 10-year term from the date of the grant. Such executives were also granted performance shares. Performance shares will be paid out in a combination of AEC common stock and cash. The award will be modified by a performance multiplier, which ranges from 0 to 2.00 based on Company performance.

In determining actual award levels under the Alliant Energy Corporation Long-Term Incentive Program, the Committee was primarily concerned with providing a competitive total compensation opportunity level to officers. As such, award levels (including awards made to Mr. Davis) were based on a competitive analysis of similarly sized utility and general industry companies that took into consideration the market level of long-term incentives, as well as the competitiveness of the total compensation package. The Committee then established award ranges and individual award levels based on responsibility level and market competitiveness. No corporate or individual performance measures were reviewed in connection with the awards of options and performance shares. Award levels were targeted to the median of the range of such awards paid by comparable companies. The Committee did not consider the amounts of options and performance shares already outstanding or previously granted when making awards for 2003. Mr. Davis’ awards in 2003 under the Long-Term Incentive Program are shown in the tables under “Stock Option Grants in 2003” and “Long-Term Incentive Awards in 2003.”

Due to the EPS and TSR goals not being achieved, there was no payout for the performance share portion of the Long-Term Incentive Program’s three-year cycle that ended in December 2003.

Policy with Respect to the $1 Million Deduction Limit

Section 162(m) of the Code generally limits the corporate deduction for compensation paid to executive officers named in the proxy statement to $1 million unless such compensation is based upon performance objectives meeting certain regulatory criteria or is otherwise excluded from the limitation. Based on the Committee’s commitment to link compensation with performance as described in this report, the Committee intends to qualify future compensation paid to the Company’s executive officers for deductibility by the Company under Section 162(m) except in limited appropriate circumstances.

Conclusion

The Committee believes the existing executive compensation policies and programs provide an appropriate level of competitive compensation for the Company’s executives. In addition, the Committee believes that the long- and short-term performance incentives effectively align the interests of executives and shareowners toward a successful future for the Company.

COMPENSATION AND PERSONNEL COMMITTEE

Judith D. Pyle (Chairperson)

Alan B. Arends

Michael L. Bennett

Singleton B. McAllister

David A. Perdue

REPORT OF THE AUDIT COMMITTEE

To Our Shareowners:

The Audit Committee of the Board of Directors of the Company is composed of five directors, each of whom is independent under the NYSE listing standards and SEC rules. The Committee operates under a written charter adopted by the Board of Directors. The Audit Committee charter, as amended by the Board of Directors on March 11, 2004, is attached as Appendix A to this proxy statement.

The Company’s management is responsible for the Company’s internal controls and the financial reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of the Company’s audited consolidated financial statements with accounting principles generally accepted in the United States of America. The Committee has reviewed and discussed the audited consolidated financial statements with management and the independent auditors. The Committee has discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

The Company’s independent auditors have provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors their independence.

The Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other permitted services performed by the independent auditor. The policy provides for pre-approval by the Committee of specifically defined audit and non-audit services after the Committee is provided with the appropriate level of details regarding the specific services to be provided. The policy does not permit delegation of the Committee’s authority to management. In the event the need for specific services arises between Committee meetings, the Committee has delegated to the Chairperson of the Committee authority to approve permitted services provided that the Chairperson reports any decisions to the Committee at its next scheduled meeting.

The independent auditor fees paid by AEC include those on behalf of the Company and certain other AEC subsidiaries for 2002 and 2003, and were as follows:

	2002		2003
Audit Fees	$2,843,000	*	$2,293,000
Audit-Related Fees	19,000		332,000
Tax Fees	1,125,000		435,000
All Other Fees	297,000		54,000

Audit-Related Fees consisted of the fees billed for Sarbanes-Oxley Section 404 planning in 2003, employee benefits plan audits, and attest services required by statute or regulations.

Tax Fees consisted of the fees billed for professional services rendered for tax compliance, tax advice and tax planning, including all services performed by the professional staff in the independent auditors’ tax division, except those rendered in connection with the audit.

All Other Fees consisted of license fees for tax and accounting research software products and, in 2002, fees for generation strategy consultation.

*	Includes approximately $1.4 million for 2000 and 2001 re-audit fees

The Audit Committee does not consider the provision of non-audit services by the independent auditors described above to be incompatible with maintaining auditor independence.

The Committee discussed with the Company’s internal and independent auditors the overall scopes and plans for their respective audits. The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluation of the Company’s internal controls and overall quality of the Company’s financial reporting.

Based on the Committee’s reviews and discussions with management, the internal auditors and the independent auditors referred to above, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended Dec. 31, 2003, for filing with the SEC.

AUDIT COMMITTEE

Jack B. Evans (Chairperson)

Alan B. Arends

Michael L. Bennett

Singleton B. McAllister

David A. Perdue

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

The Company’s directors and its executive officers are required to report their ownership of the Company’s Preferred stock and any changes in that ownership with the SEC and the NYSE. As a matter of practice, the Company’s Shareowner Services Department assists the Company’s reporting persons in preparing initial reports of ownership and reports of changes in ownership and files those reports on their behalf. To the best of the Company’s knowledge, all required filings in 2003 were properly made in a timely fashion. In making the above statements, the Company has relied on the representations of the parties involved and on copies of their reports filed with the SEC.

By Order of the Board of Directors,

F. J. Buri

Corporate Secretary

APPENDIX A – AUDIT COMMITTEE CHARTER

Purposes and Role of Committee

The purposes of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of Wisconsin Power and Light Company (the “Company”) are to: (1) assist Board oversight of (a) the integrity of the Company’s financial statements, (b) the Company’s compliance with legal and regulatory requirements, (c) the independent auditors’ qualifications and independence, and (d) the performance of the Company’s internal audit function and independent auditors; and (2) prepare the report that Securities and Exchange Commission (“Commission”) rules require to be included in the Company’s annual proxy statement. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to conduct audits or determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and applicable laws and regulations.

Committee Membership

The Committee shall consist of three or more members of the Board, each of whom satisfies the requirements for independence and experience under Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), Commission rules and the listing standards of the New York Stock Exchange (the “NYSE”). The Board will endeavor to ensure that at least one Committee member shall qualify as an “audit committee financial expert” as defined by SEC rules. Committee members may not serve on audit committees of more than two other public companies without the prior consent of the Board to enable the Board to determine that such service would not impair the ability of such a member to effectively serve on the Audit Committee.

Appointment and Removal of Committee Members

The Committee members shall be appointed by the Board annually or as necessary to fill vacancies upon recommendation of the Company’s Nominating and Governance Committee. Each member shall serve until his or her successor is duly elected and qualified or until such member’s earlier resignation or removal. Any member of the Committee may be removed, with or without cause, by a majority vote of the Board upon recommendation of the Company’s Nominating and Governance Committee.

Committee Structure and Operations

The Board shall designate one member of the Committee as its Chair. The Committee shall meet in formal session at least three times each year and, in addition, hold quarterly meetings with the independent auditors and management to discuss the annual audited financial statements and the quarterly financial statements and earnings releases. Additional meetings shall be held when deemed necessary or desirable at the request of the Chairperson of the Board, the Chief Executive Officer or any Committee member. The Committee will meet periodically in executive session without management present.

Committee Responsibilities

The responsibilities of the Committee are to:

1.	Be directly responsible for the appointment, compensation, retention, termination and oversight of the Company’s independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditors must report directly to the Committee.

2.	Pre-approve all audit services and permitted non-audit services to be performed by the independent auditors, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Committee prior to the completion of the audit. Such pre-approval may be pursuant to pre-approval policies and procedures established by the Committee provided such policies and procedures are detailed as to the particular service to be provided, require the Committee to be informed about each such service prior to making pre-approval decisions and do not include delegation of the Committee’s responsibilities to management. The Committee may delegate authority to grant pre-approvals of audit services and permitted non-audit services to subcommittees consisting of one or more of its members, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

3.	Review with the independent auditors the scope of the prospective audit, the estimated fees therefore and such other matters pertaining to such audit as the Committee may deem appropriate. Receive copies of the annual comments from the independent auditors on accounting procedures and systems of control.

4.	Review and discuss with management and the independent auditors, before filing with the Commission, the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

5.	Review and discuss with management and the independent auditors the Company’s earnings press releases (including the use of “pro forma” or “adjusted” non-GAAP information), as well as financial information and earnings guidance provided to analysts and rating agencies; provided that the discussion of financial information and earnings guidance provided to analysts and ratings agencies may be done generally (e.g. discussion of the types of information to be disclosed and the type of presentation to be made) and need not occur in advance of each instance in which the Company may provide such information or guidance.

6.	Review and discuss with management, the internal auditing department and the independent auditors: (1) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (2) analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; (3) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company.

7.	Review and discuss quarterly reports from the independent auditors on: all critical accounting policies and practices to be used; all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments and the preferred treatment by the independent auditors; other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

8.	Review and discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any audit problems or difficulties and management’s response, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management. The review shall include a discussion of the responsibilities, budget and staffing of the Company’s internal audit function.

9.	Review the action taken by management on the internal auditors’ and independent auditors’ recommendations.

10.	Review with the senior internal audit executive the annual internal audit plan and scope of internal audits.

11.	Make or cause to be made, from time to time, such other examinations or reviews as the Committee may deem advisable with respect to the adequacy of the systems of internal controls and accounting practices of the Company and its subsidiaries and with respect to current accounting trends and developments, and take such action with respect thereto as may be deemed appropriate.

12.	Review the appointment, reassignment and replacement of the senior internal audit executive.

13.	Set clear policies for hiring by the Company of employees or former employees of the independent auditors.

14.	Meet in separate private sessions, on a periodic basis, with each of the independent auditors, the internal auditors and members of management as appropriate.

15.	Review disclosures made to the Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting or any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

16.	As and when required by Commission rules, obtain, on a quarterly basis, reports from management regarding its evaluation of the Company’s disclosure controls and procedures and internal control over financial reporting.

17.	As and when required by Commission rules, obtain, on an annual basis, the independent auditors’ attestation report on management’s assessment of the Company’s internal control over financial reporting.

18.	Review with management, the independent auditors and the senior internal audit executive the adequacy of, and any significant changes in, the internal controls; the accounting policies, procedures or practices of the Company and its subsidiaries; and compliance with corporate policies, directives and applicable laws.

19.	Annually receive from and discuss with the independent auditors a written statement delineating all relationships between the auditors and the Company that may have a bearing on the auditors’ independence.

20.	Obtain and review, at least annually, a report by the independent auditors describing: the independent auditors’ internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, Public Company Accounting Oversight Board inspection, or by any inquiry or investigation by governmental or professional authorities (including any material litigation), within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditors’ independence) all relationships between the independent auditors and the Company. Evaluate the qualifications, performance and independence of the independent auditors taking into account the opinions of management and the internal auditors. The Committee shall present its conclusions with respect to the independent auditors to the Board.

21.	Review and evaluate the lead partner of the independent auditors.

22.	Ensure the rotation of lead and concurring audit partners as required by Commission rules. Consider whether, in order to ensure continuing auditor independence, there should be regular rotation of the audit firm itself.

23.	Establish procedures for the receipt and handling of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters; and the confidential, anonymous submission by employees of the Company and its affiliates of concerns regarding questionable accounting, internal control or auditing matters.

24.	Review the status of compliance with laws, regulations, and internal procedures, contingent liabilities and risks that may be material to the Company, the scope and status of systems designed to ensure Company compliance with laws, regulations and internal procedures.

25.	Discuss with management the Company’s policies with respect to risk assessment and risk management, the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures.

26.	Conduct or authorize investigations into any matters within the Committee’s scope of responsibility, consistent with procedures to be adopted by the Committee.

27.	As appropriate, obtain advice and assistance from outside legal, accounting or other advisors.

Committee Reports

1.	Report to the Board on a regular basis on the activities of the Committee (i) following meetings of the Committee, (ii) with respect to such other matters as are relevant to the Committee’s discharge of its responsibilities and (iii) with respect to such recommendations as the Committee may deem appropriate. This report shall include a review of any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the Company’s independent auditors, or the performance of the internal audit function. The report to the Board may take the form of an oral report by the Committee’s Chair or any other member of the Committee designated by the Committee to make such report.

2.	Annually produce a report on matters required by the rules of the Commission for inclusion in the Company’s annual proxy statement.

3.	Maintain minutes or other records of meetings and activities of the Committee

Annual Performance Evaluation

Conduct an annual performance evaluation of the Committee, which shall assess the performance of the Committee with respect to the duties and responsibilities of the Committee as set forth in this charter. In addition, the Committee shall review and reassess, at least annually, the adequacy of this charter and recommend to the Board any improvements to this charter that the Committee considers necessary or appropriate. The Committee shall conduct such evaluations and reviews in such manner as it deems appropriate.

Resources and Authority of the Committee

The Committee shall have the authority, as it deems necessary to carry out its duties, to retain, discharge and approve fees and other terms for retention of its own independent experts in accounting and auditing, legal counsel and other independent experts or advisors. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report or related work and to any experts or advisors employed by the Committee. The Committee may direct any officer or employee of the Company or request any employee of the Company’s independent auditors, outside legal counsel or other consultants or advisors to attend a Committee meeting or meet with any Committee members.

(As Amended March 11, 2004)

APPENDIX B – WISCONSIN POWER AND LIGHT COMPANY

ANNUAL REPORT

For the Year Ended December 31, 2003

DEFINITIONS

Certain abbreviations or acronyms used in the text and notes of this report are defined below:

Abbreviation or Acronym	Definition
AFUDC	Allowance for Funds Used During Construction
Alliant Energy	Alliant Energy Corporation
ATC	American Transmission Company LLC
ARO	Asset Retirement Obligation
CAA	Clean Air Act
Corporate Services	Alliant Energy Corporate Services, Inc.
DNR	Department of Natural Resources
Dth	Dekatherm
EPA	U.S. Environmental Protection Agency
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
FIN	FASB Interpretation No.
FIN 46	Consolidation of Variable Interest Entities
GAAP	Accounting Principles Generally Accepted in the U.S.
ICC	Illinois Commerce Commission
IP&L	Interstate Power and Light Company
Kewaunee	Kewaunee Nuclear Power Plant
KWh	Kilowatt-hour
MD&A	Management’s Discussion and Analysis of Financial Condition and Results of Operations
MGP	Manufactured Gas Plants
Moody’s	Moody’s Investors Service
MW	Megawatt
MWh	Megawatt-hour
N/A	Not Applicable
NEPA	National Energy Policy Act of 1992
NOx	Nitrogen Oxides
NRC	Nuclear Regulatory Commission
PSCW	Public Service Commission of Wisconsin
PUHCA	Public Utility Holding Company Act of 1935
Resources	Alliant Energy Resources, Inc.
SEC	Securities and Exchange Commission
SFAS	Statement of Financial Accounting Standards
SFAS 71	Accounting for the Effects of Certain Types of Regulation
SFAS 109	Accounting for Income Taxes
SFAS 115	Accounting for Certain Investments in Debt and Equity Securities
SFAS 133	Accounting for Derivative Instruments and Hedging Activities
SFAS 143	Accounting for Asset Retirement Obligations
SFAS 149	Amendment of SFAS 133 on Derivative Instruments and Hedging Activities
South Beloit	South Beloit Water, Gas and Electric Company
Standard & Poor’s	Standard & Poor’s Rating Services
TBD	To Be Determined
U.S.	United States of America
VEBA	Voluntary Employees’ Beneficiary Association
WP&L	Wisconsin Power and Light Company
WRPC	Wisconsin River Power Company

WP&L filed a combined Form 10-K for 2003 with the SEC; such document included the filings of WP&L’s parent, Alliant Energy, IP&L and WP&L. Certain portions of MD&A and the Notes to Consolidated Financial Statements included in this WP&L Proxy Statement represent excerpts from the combined Form 10-K. As a result, the disclosure included in this WP&L Proxy Statement at times includes information relating to Alliant Energy, IP&L, Resources and/or Corporate Services. All required disclosures for WP&L are included in this proxy statement thus such additional disclosures represent supplemental information.

THE COMPANY

The primary first tier subsidiaries of Alliant Energy include: WP&L, IP&L, Resources and Corporate Services. WP&L was incorporated in 1917 in Wisconsin as Eastern Wisconsin Electric Company. WP&L is a public utility engaged principally in the generation, distribution and sale of electric energy; and the purchase, distribution, transportation and sale of natural gas in selective markets. Nearly all of WP&L’s customers are located in south and central Wisconsin. WP&L operates in municipalities pursuant to permits of indefinite duration, which are regulated by Wisconsin law. At Dec. 31, 2003, WP&L supplied electric and gas service to 436,976 and 172,615 (excluding transportation and other) customers, respectively. WP&L also provides water services in select markets and various other energy-related products and services including construction management services for wind farms. In 2003, 2002 and 2001, WP&L had no single customer for which electric, gas, water and/or other sales accounted for 10% or more of WP&L’s consolidated revenues. WPL Transco LLC is a wholly-owned subsidiary of WP&L and holds WP&L’s investment in ATC. WP&L also owns all of the outstanding capital stock of South Beloit, a public utility supplying electric, gas and water service, principally in Winnebago County, Illinois, which was incorporated in 1908. WP&L also owns varying interests in several other subsidiaries and investments that are not material to WP&L’s operations.

WP&L is subject to regulation by the PSCW regarding retail utility rates and service, accounts, issuance and use of proceeds of securities, certain additions and extensions to facilities and in other respects. WP&L is required to file a rate case with the PSCW at least every two years based on a forward-looking test year period.

Electric Operations - As of Dec. 31, 2003, WP&L provided retail electric service to 434,941 customers, 601 communities and 30 wholesale customers. 2003 electric utility operations accounted for 75% of operating revenues and 85% of operating income. Electric sales are seasonal to some extent with the annual peak normally occurring in the summer months. In 2003, the maximum peak hour demand for WP&L was 2,782 MW and occurred on Aug. 20, 2003.

Gas Operations - As of Dec. 31, 2003, WP&L provided retail natural gas service to 172,615 (excluding transportation and other) customers in 232 communities. 2003 gas utility operations accounted for 22% of operating revenues and 13% of operating income, which included providing gas services to retail and transportation customers. WP&L’s gas sales follow a seasonal pattern. There is an annual base load of gas used for cooking, heating and other purposes, with a large heating peak occurring during the winter season.

SELECTED FINANCIAL DATA

	2003(1)	2002(1)	2001(1)	2000	1999
	(in thousands)
Operating revenues	$1,216,981	$989,525	$993,716	$862,381	$752,505
Earnings available for common stock	111,564	77,614	70,180	68,126	67,520
Cash dividends declared on common stock	70,580	59,645	60,449	--	58,353
Cash flows from operating activities	138,495	223,750	135,886	174,060	163,228
Total assets	2,469,277	2,335,138	2,217,457	2,160,554	2,025,709
Long-term obligations, net	453,509	523,308	523,183	569,309	471,648

(1)	Refer to “Results of Operations” in MD&A for a discussion of the 2003, 2002 and 2001 results of operations.

Alliant Energy is the sole common shareowner of all 13,236,601 shares of WP&L’s common stock outstanding. As such, earnings per share data is not disclosed herein.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

FORWARD-LOOKING STATEMENTS

Statements contained in this report that are not of historical fact are forward-looking statements intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Some, but not all, of the risks and uncertainties include: weather effects on sales and revenues; economic and political conditions in WP&L’s service territories; federal and state regulatory or governmental actions, including the impact of potential energy-related legislation in Congress and the ability to obtain adequate and timely rate relief to allow for, among other things, the recovery of operating costs and the earning of reasonable rates of return, as well as the payment of expected levels of dividends; unanticipated construction and acquisition expenditures; unanticipated issues in connection with WP&L’s construction of new generating facilities; issues related to purchased electric supplies and price thereof, including the ability to recover purchased-power and fuel costs through rates; issues related to electric transmission, including recovery of costs incurred, and federal legislation and regulation affecting such transmission; risks related to the operations of and unanticipated issues relating to the sale of WP&L’s interest in Kewaunee; costs associated with WP&L’s environmental remediation efforts and with environmental compliance generally; developments that adversely impact WP&L’s ability to implement its strategic plan; no material permanent declines in the fair market value of, or expected cash flows from, WP&L’s investments; WP&L’s ability to continue cost controls and operational efficiencies; WP&L’s ability to identify and successfully complete proposed acquisitions and development projects; access to technological developments; employee workforce factors, including changes in key executives, collective bargaining agreements or work stoppages; continued access to the capital markets; the ability to successfully complete ongoing tax audits and appeals with no material impact on WP&L’s earnings or cash flows; inflation rates; and factors listed in “Other Matters—Other Future Considerations.” WP&L assumes no obligation, and disclaims any duty, to update the forward-looking statements in this report.

STRATEGIC OVERVIEW

November 2002 Plan - In 2003, Alliant Energy (including WP&L) completed the plan it (including WP&L) outlined in November 2002 to strengthen its (including WP&L’s) financial profile. A summary of the strategic actions completed under the plan that directly impact WP&L is as follows:

•	Asset sales - in 2003, WP&L sold its water utility serving the Beloit area. WP&L continues to pursue the sale of its water utilities serving the Ripon and South Beloit areas.
•	Common equity offering - in July 2003, Alliant Energy sold 17.25 million shares (net proceeds of $318 million) of its common stock in a public offering and infused $200 million into WP&L in support of its utility generation and reliability initiatives.
•	Cost control - Alliant Energy (including WP&L) has implemented a comprehensive Lean Six Sigma program, which it expects to help reduce its operating costs and improve the efficiency of its operations.

Updated Strategic Plan - Alliant Energy’s domestic utility business (including WP&L) is its core business and the sole growth platform within its updated strategic plan. As a result, Alliant Energy views its domestic utility business as the area of its business that is expected to provide the larger share of its long-term earnings growth. It will also be the area of the business that Alliant Energy will invest the bulk of its capital in during 2004 and 2005. In addition, Alliant Energy’s Non-regulated Generation business has refined its focus to support the development, financing and construction of generation to meet the needs of Alliant Energy’s domestic utility business.

Alliant Energy’s updated strategy reflects the fact that it has investment opportunities in its domestic utility business that did not exist several years ago. Wisconsin enacted legislation with the goal of assuring reliable electric energy for Wisconsin, which allows the construction of merchant power plants in the state and streamlines the regulatory approval process for building new generation and transmission facilities. More recently, the PSCW approved a plan proposed by another Wisconsin utility which provides a similar level of investment certainty by leasing generation from an affiliate. These changes have enabled WP&L to pursue additional generation investments to serve its customers and to provide Alliant Energy with greater certainty regarding the returns on these investments.

In December 2003, Alliant Energy announced its updated domestic utility generation plan, which is expected to add a diversified portfolio of nameplate generation between 2004 and 2010 for WP&L as follows (in MW):

Natural gas-fired generation	300
Wind (purchased-power and/or generation)	100
Coal	200
Other	15

Total	615

WP&L intends to add this new generation to meet increasing customer demand, reduce reliance on purchased-power agreements and mitigate the impacts of potential future plant retirements. WP&L will continue to purchase energy and capacity in the market and intends to remain a net purchaser of both, but at a reduced level assuming the successful completion of these generation projects. WP&L expects that 300 MW of the natural gas-fired generation will be installed as combustion turbines for peaking generation. The plan also reflects continued commitments to WP&L’s energy efficiency and environmental protection programs. WP&L’s capital expenditures associated with this plan are expected to be approximately $360 million over the seven-year period of 2004 to 2010.

In January 2004, Alliant Energy announced that Resources’ Non-regulated Generation business has assumed an option to purchase a site for a 300 MW natural gas-fired power plant outside Sheboygan Falls, Wisconsin. Subject to PSCW approval, Resources’ Non-regulated Generation business would construct and own the approximately $150 million plant (of which $75 million has been expended as of Dec. 31, 2003 to purchase two gas turbines) and lease the facility to WP&L. WP&L will operate the plant and utilize the plant’s output. With the appropriate timely regulatory approvals, Alliant Energy currently intends to have this facility placed in-service in 2005. In addition, Calpine Corporation is currently constructing a 600 MW natural gas-fired combined cycle power plant in Wisconsin at WP&L’s Rock River plant (Riverside). WP&L has entered into a purchased-power agreement for 453 MW of this plant’s output and the plant is expected to be placed in-service prior to the 2004 summer peak demand.

RATES AND REGULATORY MATTERS

Overview - WP&L, which has one utility subsidiary, South Beloit, is currently subject to federal regulation by FERC and state regulation in Wisconsin and Illinois. Such regulatory oversight covers not only current facilities and operations, but also WP&L’s plans for construction and financing of new generation facilities and related activities.

As a public utility company with significant utility assets, WP&L conducts its utility operations in an ever-changing business environment. Electric energy generation, transmission and distribution are facing a period of fundamental change resulting from potential legislative, regulatory, economic and technological changes. These changes could impact competition in the electric wholesale and retail markets in the event customers of electric utilities are offered alternative suppliers. Such competitive pressures could result in electric utilities losing customers and incurring stranded costs (i.e., assets and other costs rendered unrecoverable as the result of competitive pricing), which would be borne by security holders if the costs cannot be recovered from customers. FERC regulates competition in the electric wholesale power generation market and each state regulates whether to permit retail competition, the terms that would apply and the recovery of any portion of stranded costs that are ultimately determined to have resulted from retail competition. WP&L cannot predict the timing of a restructured electric industry or the impact on its financial condition or results of operations. The pace of restructuring in its primary retail electric service territories has been delayed (and may continue to be delayed for a long period of time) due to uncertainty and developments in the industry.

Certain Recent Developments - Details of WP&L’s rate cases impacting its results of operations since 2001 are as follows (dollars in millions):

Case	Utility Type	Filing Date	Increase Requested	Interim Increase Granted (1)	Interim Effective Date	Final Increase Granted (1)	Final Effective Date	Expected Final Effective Date	Return on Common Equity	Notes
2002 retail	E/G/W	8/01	$104	$49	4/02	$82	9/02	N/A	12.3%
2003 retail	E/G/W	5/02	123	--	N/A	81	4/03	N/A	12%	(2)
2004 retail	E/G/W	3/03	87	--	N/A	14	1/04	N/A	12%	(3)
Wholesale	E	2/02	6	6	4/02	3	1/03	N/A	N/A	(4)
Wholesale	E	3/03	5	5	7/03	5	2/04	N/A	N/A
South Beloit retail - IL	G/W	10/03	1	N/A	N/A	TBD	TBD	9/04	TBD
2004 retail (fuel-only)	E	2/04	16	TBD	TBD	TBD	TBD	8/04	N/A
(1)	Interim rate relief is implemented, subject to refund, pending determination of final rates. The final rate relief granted replaces the amount of interim rate relief granted.
(2)	A party representing selected commercial and industrial electric customers had appealed the rate case to a court, seeking remand back to the PSCW for further consideration on issues of revenue increase amount and rate design. In December 2003, the court denied the request for remand and affirmed the PSCW’s earlier decision.
(3)	A number of factors contributed to the final rate relief being set lower than the original request, including lower projected fuel and purchased-power costs, reduced operation and maintenance costs, lower purchased-power incentive costs and reduced capital expenditures.
(4)	Since the final increase was lower than the interim relief granted, a refund to customers was made in 2003.

A significant portion of the rate increases included in the previous table reflect the recovery of increased costs incurred by WP&L, or costs it expects to incur, thus the total increase in revenues related to these rate increases have not or are not expected to result in a corresponding increase in net income.

WP&L’s retail electric rates are based on annual forecasted fuel and purchased-power costs. Under PSCW rules, WP&L can seek rate increases if it experiences an extraordinary increase in the cost of fuel or if the annual costs are more than 3% higher than the estimated costs used to establish rates. Such rules were revised effective for 2003 for WP&L and significantly reduce the regulatory lag for Wisconsin utilities and customers related to the timing of changes in rates for increased or decreased fuel and purchased-power costs. The revised rules require that an interim increase/decrease in rates subject to increased/decreased fuel costs, if determined to be justified, be approved within 21 days of notice to customers. Any such change in rates would be effective prospectively, would require a refund with interest if final rates are determined to be lower than interim rates approved, and would not include a provision for collection of retroactive fuel cost variances. The revised rules also include a process whereby Wisconsin utilities can seek deferral treatment of emergency changes in fuel costs between fuel-only or base rate cases. Such deferrals would be subject to review, approval and recovery in future fuel-only or base rate cases.

Energy-related legislation is currently pending in the U.S. Congress that, among other proposals, would repeal PUHCA. However, it is uncertain when or whether such legislation will be enacted or what impact it would have on WP&L.

RESULTS OF OPERATIONS

Overview - WP&L’s earnings available for common stock increased $34.0 million and $7.4 million in 2003 and 2002, respectively, primarily due to higher electric and gas margins, partially offset by increased operating expenses.

Electric Margins - Electric margins and MWh sales for WP&L were as follows (in thousands):

	Revenues and Costs							MWhs Sold
	2003	2002	*		2001	**		2003	2002	*		2001	**
Residential	$316,893	$271,875	17%		$248,128	10%		3,410	3,432	(1%	)	3,318	3%
Commercial	170,342	146,726	16%		138,269	6%		2,167	2,150	1%		2,122	1%
Industrial	243,770	211,310	15%		207,791	2%		4,595	4,454	3%		4,538	(2%	)

Total from retail customers	731,005	629,911	16%		594,188	6%		10,172	10,036	1%		9,978	1%
Sales for resale	155,573	125,822	24%		131,187	(4%	)	4,196	3,654	15%		3,524	4%
Other	23,508	31,947	(26%	)	28,075	14%		82	94	(13%	)	61	54%

Total revenues/sales	910,086	787,680	16%		753,450	5%		14,450	13,784	5%		13,563	2%

Electric production fuel and purchased- power expense	409,742	352,539	16%		338,028	4%

Margin	$500,344	$435,141	15%		$415,422	5%

*	Reflects the % change from 2002 to 2003.
**	Reflects the % change from 2001 to 2002.

Electric margin increased $65.2 million, or 15%, and $19.7 million, or 5%, for 2003 and 2002, respectively, primarily due to the implementation of rate increases during 2003 and 2002, including increased revenues to recover a significant portion of WP&L’s increased operating expenses and increased sales from continued modest retail customer growth. Also contributing to the 2003 increase were the impact of WP&L implementing seasonal rates in 2003 for the first time, lower purchased-power and fuel costs impacting margin and higher sales to non-retail customers. These items were partially offset by lower energy conservation revenues and the impact of milder weather conditions in 2003 compared to 2002. Also contributing to the 2002 increase were more favorable weather conditions in 2002 compared to 2001, partially offset by the sluggish economy.

In April 2003, WP&L implemented seasonal electric rates that are designed to result in higher rates for the peak demand period from June 1 through Sept. 30 and lower rates in all other periods during each calendar year. As a result, total annual revenues are not expected to be impacted significantly. However, given the seasonal rates were not implemented in 2003 until April, the impact of seasonal rates increased electric margins by approximately $6 million in 2003 compared to 2002 when no seasonal rates were in effect. As a result, the first quarter of 2004 margins are expected to be negatively impacted in comparison to the 2003 margin for the same period by a similar amount.

Gas Margins - Gas margins and Dth sales for WP&L were as follows (in thousands):

	Revenues and Costs						Dths Sold
	2003	2002	*	2001	**		2003	2002	*		2001	**
Residential	$137,060	$94,509	45%	$107,673	(12%	)	12,797	12,863	(1%	)	11,754	9%
Commercial	74,594	50,121	49%	58,658	(15%	)	8,539	8,574	--		7,572	13%
Industrial	9,606	6,980	38%	8,907	(22%	)	1,182	1,303	(9%	)	1,197	9%
Transportation/other	51,117	27,481	86%	31,625	(13%	)	19,796	18,572	7%		16,866	10%

Total revenues/sales	272,377	179,091	52%	206,863	(13%	)	42,314	41,312	2%		37,389	10%

Cost of gas sold	186,285	110,119	69%	153,823	(28%	)

Margin	$86,092	$68,972	25%	$53,040	30%

*	Reflects the % change from 2002 to 2003.
**	Reflects the % change from 2001 to 2002.

Gas revenues and cost of gas sold were higher in 2003 and 2001 as compared to 2002 due to increased natural gas prices. These increases alone had little impact on WP&L’s gas margin given its rate recovery mechanism for gas costs. Gas margin increased $17.1 million, or 25%, and $15.9 million, or 30%, for 2003 and 2002, respectively, primarily due to the impact of rate increases implemented during 2003 and 2002, improved performance of $3 million from WP&L’s performance-based commodity cost recovery program (benefits are shared by ratepayers and shareowners), and continued modest customer growth. The 2002 increase was also due to the negative impact high gas prices in early 2001 had on gas consumption during that period.

Refer to Note 1(h) of the “Notes to Consolidated Financial Statements” for information relating to utility fuel and natural gas cost recovery.

Other Revenues - Other revenues increased $11.8 million and decreased $10.6 million for 2003 and 2002, respectively. The 2003 increase was primarily due to increased revenues from WindConnect™. The 2002 decrease was primarily due to decreased non-commodity products and services revenues. These 2003 and 2002 variances were largely offset by variances in other operation and maintenance expenses.

Other Operating Expenses - Other operation and maintenance expenses increased $52.9 million and $28.7 million for 2003 and 2002, respectively. The 2003 increase was largely due to increases in the amortization of deferred costs that are now being recovered in rates, employee and retiree benefits (primarily compensation, medical and pension costs), WindConnect™ and nuclear expenses. The increased nuclear expenses resulted primarily from a planned refueling outage at Kewaunee in 2003. There was no refueling outage in 2002. These items were partially offset by lower fossil generation expenses. The 2002 increase was largely due to higher fossil generation, employee and retiree benefits, energy conservation, and transmission and distribution expenses, and higher regulatory amortization, partially offset by decreased non-commodity products and services expenses. A significant portion of these cost increases are being recovered as a result of the rate increases implemented during 2003 and 2002.

Depreciation and amortization expense decreased $3.8 million and $12.3 million for 2003 and 2002, respectively. The 2003 decrease was primarily due to lower software amortizations, partially offset by property additions. The 2002 decrease was largely due to lower decommissioning expense based on reduced retail funding levels, partially offset by higher software amortizations.

Interest Expense and Other - Interest expense decreased $2.3 million and $3.3 million for 2003 and 2002, respectively. The 2003 decrease was largely due to lower average borrowings outstanding. The 2002 decrease was largely due to lower average interest rates on the outstanding borrowings. Equity income from unconsolidated investments increased $3.7 million for 2003 due to higher earnings at WRPC and ATC.

Income Taxes - The effective income tax rates were 36.4%, 35.6% and 35.9% in 2003, 2002 and 2001, respectively. Refer to Note 5 of the “Notes to Consolidated Financial Statements” for additional information.

LIQUIDITY AND CAPITAL RESOURCES

Overview - Based on expected operating cash flows, coupled with actions Alliant Energy (including WP&L) has taken and expects to take to strengthen its and WP&L’s balance sheet, WP&L believes it will be able to secure the capital it requires to implement its updated strategic plan. WP&L believes its ability to secure additional capital has been significantly enhanced by the successful execution of the strategic actions Alliant Energy announced in November 2002. Refer to “Strategic Overview - November 2002 Plan” for further discussion.

WP&L’s capital requirements are primarily attributable to construction programs and its debt maturities. WP&L’s cash flows are expected to cover dividends and capital expenditures related to infrastructure and reliability investments. WP&L’s capital expenditures associated with building additional generation are expected to total $360 million through 2010 and are expected to be financed largely through external financings, supplemented by internally generated funds.

Cash Flows - Selected information from the Consolidated Statements of Cash Flows was as follows (in thousands):

Cash flows from (used for):	2003	2002	2001
Operating activities	$138,495	$223,750	$135,886
Financing activities	(11,595)	(27,685)	(19,176)
Investing activities	(108,402)	(187,795)	(116,832)

In 2003, WP&L’s cash flows from operating activities decreased $85 million primarily due to changes in working capital, partially offset by higher net income. Cash flows used for financing activities decreased $16 million primarily due to a higher capital contribution from Alliant Energy in 2003 compared to 2002, partially offset by changes in the amount of debt issued and retired. Cash flows used for investing activities decreased $79 million primarily due to proceeds from the sale of WP&L’s water utility serving the Beloit area and lower contributions to its nuclear decommissioning trust fund. In 2002, WP&L’s cash flows from operating activities increased $88 million due to changes in working capital and cash flows used for investing activities increased $71 million primarily due to proceeds received from the transfer of WP&L’s transmission assets to ATC in 2001.

State Regulatory Approvals - At Dec. 31, 2003, WP&L was authorized by the appropriate state regulatory agencies to issue short-term debt of $240 million, which includes $85 million for general corporate purposes, an additional $100 million should WP&L no longer sell its utility receivables and an additional $55 million should WP&L need to repurchase its variable rate bonds.

Cash and Temporary Cash Investments - As of Dec. 31, 2003, WP&L had approximately $27 million of cash and temporary cash investments.

Sale of Accounts Receivable - Refer to Note 4 of the “Notes to Consolidated Financial Statements” for information on WP&L’s sale of accounts receivable program.

Short-term Debt - In September 2003, WP&L completed the syndication of a 364-day revolving credit facility totaling $200 million, available for direct borrowing or to support commercial paper. WP&L has the option to convert the facility into a one-year term loan. It is expected that WP&L will be able to renew or replace the facility on favorable terms when it matures in 2004. The credit facility agreement contains various covenants, including a requirement to maintain a debt-to-capital ratio of less than 58%. At Dec. 31, 2003, WP&L’s debt-to-capital ratio was 29.9%. The debt component of the capital ratio includes long- and short-term debt (excluding non-recourse debt and trade payables), capital lease obligations, letters of credit and guarantees of the foregoing and unfunded vested benefits under qualified pension plans. The equity component excludes accumulated other comprehensive income (loss).

In addition to funding working capital needs, the availability of short-term financing provides WP&L flexibility in the issuance of long-term securities. The level of short-term borrowing fluctuates based on seasonal corporate needs, the timing of long-term financings and capital market conditions. WP&L did not have any commercial paper outstanding at Dec. 31, 2003 and information regarding commercial paper during 2003 was as follows (in millions):

Available capacity at Dec. 31, 2003	$200.0
Average daily amount outstanding during 2003	29.8
Maximum daily amount outstanding during 2003	84.5

WP&L’s credit facility contains a negative pledge provision, which generally prohibits placing liens on any of WP&L’s property with certain exceptions, including among others, for the issuance of secured debt under WP&L’s first mortgage bond indentures, non-recourse project financing and purchase money liens.

WP&L’s credit facility contains a material adverse change (MAC) clause. Before each extension of credit (each borrowing under the facility), WP&L must represent and warrant that no MAC has occurred since Dec. 31, 2002. A MAC is defined as a change that would create: (1) a MAC in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the borrower or the borrower and its subsidiaries taken as a whole; (2) a material impairment of the ability of the borrower to perform its obligations under a credit facility agreement to which it is a party; or (3) a MAC upon the legality, validity, binding effect or enforceability against the borrower of any credit agreement to which it is a party.

WP&L’s credit facility contains a provision that requires, during the term of the facility, any proceeds from asset sales, with certain exclusions, in excess of 5% of WP&L’s consolidated assets in any 12-month period be used to reduce commitments under its facility. Exclusions include, among others, certain intercompany sales and certain sale and lease-back transactions.

Long-term Debt - In September 2003, WP&L retired $70 million of its 8.6% first mortgage bonds due 2027 largely from proceeds of a capital contribution from Alliant Energy.

Refer to “Contractual Obligations” for the timing of WP&L’s long-term debt maturities. Depending upon market conditions, it is currently anticipated that a majority of the maturing debt will be refinanced with the issuance of long-term securities. Refer to Note 8 of the “Notes to Consolidated Financial Statements” for additional information on short- and long-term debt.

Credit Ratings and Balance Sheet - Access to the capital and credit markets, and costs of obtaining external financing, are dependent on creditworthiness. WP&L is committed to taking the necessary steps required to maintain investment-grade credit ratings and a strong balance sheet. Refer to “Strategic Overview - November 2002 Plan” for discussion of specific actions taken in this regard. Although WP&L believes the actions taken in 2003 to strengthen its balance sheet will enable it to maintain investment-grade credit ratings, no assurance can be given that it will be able to maintain its existing credit ratings. If WP&L’s credit ratings are downgraded in the future, then WP&L’s borrowing costs may increase and its access to capital markets may be limited. If access to capital markets becomes significantly constrained, then WP&L’s results of operations and financial condition could be materially adversely affected. WP&L’s current credit ratings and outlook that were affirmed in January 2004 by both Standard & Poor’s and Moody’s are as follows (long-term debt ratings only apply to senior debt):

	Standard & Poor’s	Moody’s
Secured long-term debt	A	A1
Unsecured long-term debt	BBB+	A2
Commercial paper	A-2	P-1
Corporate/issuer	A-	A2
Outlook	Negative	Stable

Ratings Triggers - The long-term debt of WP&L is not subject to any repayment requirements as a result of explicit credit rating downgrades or so-called “ratings triggers.” Pre-existing ratings triggers in certain lease agreements were eliminated during 2003. However, WP&L is party to various agreements, including purchased-power agreements, fuel contracts and accounts receivable sale contracts that are dependent on maintaining investment-grade credit ratings. In the event of a downgrade below investment-grade, WP&L may need to provide credit support, such as letters of credit or cash collateral equal to the amount of the exposure, or may need to unwind the contract or pay the underlying obligation. WP&L is party to an accounts receivable sale agreement that provides that a downgrade below investment-grade causes WP&L to become ineligible to sell receivables under the program. In the event of downgrades below investment-grade, management believes the credit facility at WP&L provides sufficient liquidity to cover counterparty credit support or collateral requirements under the various purchased-power, fuel and receivables sales agreements.

Off-Balance Sheet Arrangements - WP&L utilizes off-balance sheet synthetic operating leases to finance certain utility railcars and a utility radio dispatch system. Synthetic leases provide favorable financing rates to WP&L while allowing it to maintain operating control of its leased assets. Refer to Note 3 of the “Notes to Consolidated Financial Statements” for future minimum lease payments under, and residual value guarantees by WP&L, of these synthetic leases. WP&L’s credit facility agreement prohibits it from entering into any additional synthetic leases. WP&L uses special purpose entities for its limited recourse utility sale of accounts receivable program whereby WP&L uses proceeds from the sale of the accounts receivable and unbilled revenues to maintain flexibility in its capital structure, take advantage of favorable short-term interest rates and finance a portion of its long-term cash needs. The sale of accounts receivables generates a significant amount of short-term financing for WP&L. Refer to Note 4 of the “Notes to Consolidated Financial Statements” for aggregate proceeds from the sale of accounts receivable. While WP&L does not have any reason to believe this program would be discontinued, if this financing alternative were not available, WP&L anticipates it would have enough short-term borrowing capacity to compensate. Refer to “Ratings Triggers” for the impact of certain credit rating downgrades on WP&L related to the accounts receivable sales program. WP&L has reviewed these entities during its implementation of FIN 46, for those entities that are considered to be special-purpose entities, and determined that consolidation of these entities is not required. WP&L continues to evaluate non-special purpose entities that may require consolidation as of March 31, 2004.

Sales of Non-strategic Assets - WP&L is currently pursuing the sales in 2004 of its interest in its Kewaunee facility and its water utilities serving the Ripon and South Beloit areas. The proceeds realized from these asset sales are expected to be available for debt reduction and other general corporate purposes.

Credit Risk - WP&L has limited credit exposure from electric and natural gas sales and non-performance of contractual obligations by its counterparties. WP&L maintains credit risk oversight and sets limits and policies with regards to its counterparties, which management believes minimizes its overall credit risk exposure. However, there is no assurance that such policies will protect WP&L against all losses from non-performance by counterparties.

Construction and Acquisition Expenditures - Capital expenditures, investments and financing plans are continually reviewed, approved and updated as part of WP&L’s ongoing strategic planning and budgeting processes. In addition, material capital expenditures and investments are subject to a rigorous cross-functional review prior to approval. Changes in WP&L’s anticipated construction and acquisition expenditures may result from a number of reasons including economic conditions, regulatory requirements, ability to obtain adequate and timely rate relief, the level of WP&L’s profitability, WP&L’s desire to maintain investment-grade credit ratings and reasonable capitalization ratios, variations in sales, changing market conditions and new opportunities. WP&L believes its capital control processes adequately reduce the risks associated with large capital expenditures and investments.

WP&L currently anticipates its construction and acquisition expenditures for utility infrastructure and reliability investments to be $228 million in 2004 and $248 million in 2005. WP&L has not yet entered into contractual commitments relating to the majority of its anticipated capital expenditures. As a result, WP&L does have discretion with regard to the level of capital expenditures eventually incurred and it closely monitors and updates such estimates on an ongoing basis based on numerous economic and other factors. Refer to “Strategic Overview - Updated Strategic Plan” for further discussion of Alliant Energy’s domestic generation plan.

Contractual Obligations - WP&L’s long-term contractual cash obligations as of Dec. 31, 2003 were as follows (in millions):

	2004	2005	2006	2007	2008	Thereafter	Total
Long-term debt (Note 8(b))	$62	$88	$--	$105	$60	$139	$454
Operating leases (Note 3)	63	79	80	80	68	259	629
Purchase obligations (Note 11(b)):
Purchased-power and fuel commitments	67	31	30	28	21	76	253
Other	6	--	--	--	--	--	6

	$198	$198	$110	$213	$149	$474	$1,342

At Dec. 31, 2003, long-term debt as noted in the previous table was included on the Consolidated Balance Sheet and excludes reductions related to unamortized debt discounts. Purchased-power and fuel commitments represent normal business contracts used to ensure adequate purchased-power, coal and natural gas supplies and to minimize exposure to market price fluctuations. Other purchase obligations represent individual commitments incurred during the normal course of business which exceeded $1 million at Dec. 31, 2003. Alliant Energy has entered into various coal and purchased-power commitments that have not yet been directly assigned to WP&L and IP&L. Such commitments are not included in WP&L’s purchase obligations. In connection with its construction and acquisition program, WP&L also enters into commitments related to such programs on an ongoing basis; these amounts are not reflected in the previous table. Refer to “Construction and Acquisition Expenditures” for additional information. In addition, at Dec. 31, 2003, there were various other long-term liabilities and deferred credits included on the Consolidated Balance Sheet that, due to the nature of the liabilities, the timing of payments cannot be estimated and are therefore excluded from the table. Refer to Note 6 of the “Notes to Consolidated Financial Statements” for anticipated 2004 pension and other postretirement benefit funding amounts, which are not included in the previous table.

Environmental - WP&L’s pollution abatement programs are subject to continuing review and are periodically revised due to changes in environmental regulations, construction plans and escalation of construction costs. WP&L continually evaluates the impact of potential future federal, state and local environmental rulemakings on its operations. While the final outcome of these rule makings cannot be predicted, WP&L believes that required capital investments and/or modifications resulting from them could be significant, but expects that prudent expenses incurred by WP&L likely would be recovered in rates from its customers. The environmental rulemaking process continually evolves and the following are major emerging issues that could potentially have a significant impact on WP&L’s operations.

Air Quality - With regard to current environmental rules, WP&L’s Edgewater facility spent $21 million from 1999 to 2003 to improve its combustion performance. This facility now meets the 2008 Wisconsin DNR NOx compliance goal.

WP&L also has responded to multiple data requests from the EPA, related to the historical operation and associated air permitting for certain major Wisconsin coal-fired generating units. Similar requests have been precursor to penalties and capital expenditures requiring installation of air pollution controls at other utilities. However, WP&L has received no response in this regard from the EPA related to information submitted.

The 1990 CAA Amendments mandate preservation of air quality through existing regulations and periodic reviews to ensure adequacy of these provisions based on scientific data. In 1997, the EPA revised National

Ambient Air Quality Standards (NAAQS) for ozone and fine particulate matter. In December 2003, the EPA proposed an Interstate Air Quality Rule related to transport of these emissions that would require significant upgrades to power plants. This rule would reduce the current level of nationwide sulfur dioxide emissions approximately 40% by 2010 and 70% by 2015, and NOx emission levels 50% by 2015. Additional reduction requirements may also be imposed at the state level for those areas that are in non-attainment with NAAQS.

In 2000, the EPA determined that regulation of hazardous air pollutant emissions from coal-fired and oil-fired electric utility steam generating units was necessary. Under an existing settlement agreement, Maximum Achievable Control Technology requirements or alternative regulations must be implemented by Dec. 15, 2004. Accordingly, the EPA has published rules for comment requiring control of mercury from coal-fired and nickel from oil-fired generating units. The impact of these regulations on WP&L’s generating facilities is subject to the control level mandated in the final rules. In 2001, the Wisconsin DNR also independently developed proposed mercury emission control rules that could require reductions from Wisconsin generating facilities of 40% by 2010 and 80% by 2015. These rules have been sent back to the Wisconsin DNR for revision by the Wisconsin legislature due to the pending federal mercury regulations.

WP&L is also currently monitoring various other potential federal, state and local environmental rulemakings and activities, including, but not limited to: litigation of federal New Source Review Reforms; Regional Haze evaluations for Best Available Retrofit Technology; and several other legislative and regulatory proposals regarding the control of emissions of air pollutants and greenhouse gases from a variety of sources, including generating facilities.

Water Quality - In 2002, the EPA published a proposed regulation under the Clean Water Act referred to as “316(b)” that is anticipated to be finalized in 2004. This rule would require existing large power plants with cooling water intake structures to ensure that the location, design, construction, and capacity of cooling water intake structures reflect the best technology available for minimizing adverse environmental impacts to fish and other aquatic life. WP&L is also currently evaluating proposed revisions to the Wisconsin Administrative Code concerning the amount of heat that WP&L’s generating stations can discharge into Wisconsin waters.

Land and Solid Waste - WP&L is monitoring possible significant land and solid waste regulatory changes. This includes a potential EPA regulation for management of coal combustion product in landfills and surface impoundments that could require installation of monitoring wells at some facilities and an ongoing expanded groundwater monitoring program. Compliance with the polychlorinated biphenols (PCB) Fix-it Rule/Persistent Organic Pollutants Treaty could possibly require replacement of all electrical equipment containing PCB insulating fluid which is a substance known to be harmful to human health. The Wisconsin Department of Commerce is proposing new rules related to flammable, combustible and hazardous liquids stored in above-ground storage tanks in which the main financial impact would be from a secondary containment requirement for all hazardous materials tanks and for hazardous material unloading areas. In addition, in December 2003, at the request of the Wisconsin DNR, WP&L submitted a written plan for facility closure of the Rock River Generating Station landfill and clean-up of the support ponds and all areas where coal combustion waste is present.

Refer to Note 11(e) of the “Notes to Consolidated Financial Statements” for further discussion of environmental matters.

OTHER MATTERS

Market Risk Sensitive Instruments and Positions - WP&L’s primary market risk exposures are associated with interest rates and commodity and equity prices. WP&L has risk management policies to monitor and assist in controlling these market risks and uses derivative instruments to manage some of the exposures.

Interest Rate Risk - WP&L is exposed to risk resulting from changes in interest rates as a result of its issuance of variable-rate debt, utility customer accounts receivable sale program and variable-rate leasing agreements.

WP&L manages its interest rate risk by limiting its variable interest rate exposure and by continuously monitoring the effects of market changes on interest rates. WP&L also periodically uses interest rate swap and interest rate forward agreements to assist in the management of its interest exposure. In the event of significant interest rate fluctuations, management would take actions to minimize the effect of such changes on WP&L’s results of operations and financial condition. Assuming no change in WP&L’s consolidated financial structure, if variable interest rates were to average 100 basis points higher (lower) in 2004 than in 2003, interest expense would increase (decrease) by approximately $1.2 million. This amount was determined by considering the impact of a hypothetical 100 basis point increase (decrease) in interest rates on WP&L’s consolidated variable-rate debt held, the amount outstanding under the utility customer accounts receivable sale program and variable-rate lease balances at Dec. 31, 2003.

Commodity Risk - Non-trading - WP&L is exposed to the impact of market fluctuations in the commodity price and transportation costs of electric and natural gas products it markets. WP&L employs established policies and procedures to manage its risks associated with these market fluctuations including the use of various commodity derivatives. WP&L’s exposure to commodity price risks is significantly mitigated by the current rate making structures in place for the recovery of its electric fuel and purchased energy costs as well as its cost of natural gas purchased for resale. Refer to Note 1(h) of the “Notes to Consolidated Financial Statements” for further discussion.

WP&L periodically utilizes commodity derivative instruments to reduce the impact of price fluctuations on electric fuel and purchased energy costs needed to meet its power supply requirements. Under PSCW rules, WP&L can also seek rate increases if it experiences an extraordinary increase in the cost of electric fuel and purchased energy costs or if the annual costs are more than 3% higher than the estimated costs used to establish rates. Such rules were revised effective for 2003 for WP&L and significantly reduce the regulatory lag for Wisconsin utilities and customers related to the timing of changes in rates for increased or decreased fuel and purchased energy costs. Based on these revised rules, WP&L does not anticipate any significant earnings exposure related to fuel and purchased energy costs.

WP&L periodically utilizes natural gas commodity derivative instruments to reduce the impact of price fluctuations on natural gas purchased and injected into storage during the summer months and withdrawn and sold at current market prices during the winter months. The natural gas commodity swaps in place approximate the forecasted storage withdrawal plan during this period. Therefore, market price fluctuations that result in an increase or decrease in the value of the physical commodity are substantially offset by changes in the value of the natural gas commodity swaps. A 10% increase (decrease) in the price of natural gas would not have a significant impact on the combined fair market value of the natural gas in storage and related swap arrangements in place at Dec. 31, 2003. To the extent actual storage withdrawals vary from forecasted withdrawals, WP&L has physical gas price exposure.

Equity Price Risk - WP&L maintains a trust fund to fund its anticipated nuclear decommissioning costs. At Dec. 31, 2003 and 2002, this fund was invested primarily in domestic equity and debt instruments. Fluctuations in equity prices or interest rates do not affect WP&L’s consolidated results of operations. In 2001, WP&L entered into a four-year hedge on equity assets in its nuclear decommissioning trust fund. In January 2004, WP&L liquidated all of its qualified decommissioning trust fund assets into money market funds as a result of the pending Kewaunee sale. Refer to Notes 10(c) and 15 of the “Notes to Consolidated Financial Statements” for further discussion.

Refer to Notes 1(j) and 10 of the “Notes to Consolidated Financial Statements” for further discussion of WP&L’s derivative financial instruments.

Accounting Pronouncements - In January 2003, the FASB issued FIN 46 which addresses consolidation by business enterprises of variable interest entities. FIN 46 requires consolidation where there is a controlling financial interest in a variable interest entity or where the variable interest entity does not have sufficient equity at risk to finance its activities without additional subordinated financial support from other parties. WP&L adopted FIN 46, related to those entities that are considered to be special-purpose entities, on Dec. 31, 2003 with no material impact on its financial condition or results of operations. WP&L continues to evaluate tolling arrangements, renewable energy entities and any other non-special purpose entities, to determine if they require consolidation under the revised FIN 46 guidance issued by the FASB in December 2003. WP&L will apply the provisions of the revised guidance as of March 31, 2004.

WP&L adopted SFAS 143 on Jan. 1, 2003, which provides accounting and disclosure requirements for retirement obligations associated with long-lived assets (AROs). Refer to Note 16 of the “Notes to Consolidated Financial Statements” for additional information.

WP&L adopted SFAS 149 for contracts entered into or modified after June 30, 2003, except for certain implementation issues and certain provisions of forward purchase and sale contracts and for hedging relationships designated after June 30, 2003. Refer to Note 10(a) of the “Notes to Consolidated Financial Statements” for additional information.

In May 2003, the FASB issued SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” which requires an issuer to classify outstanding free-standing financial instruments within its scope as a liability on its balance sheet even though the instruments have characteristics of equity. WP&L adopted SFAS 150 on July 1, 2003 with no material impact on its financial condition or results of operations. WP&L continues to evaluate the implications of FSP No. FAS 150-3, “Effective Date, Disclosures, and Transition for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Noncontrolling Interests under FASB Statement No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” issued in November 2003, which defers the effective date for applying the provisions of SFAS 150 for certain mandatorily redeemable non-controlling interests.

In December 2003, the President signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act). The Act introduces a prescription drug benefit under Medicare Part D, as well as a federal subsidy to sponsors of retiree health care benefit plans, that provide a benefit that is at least actuarially equivalent to Medicare Part D. As permitted by FSP No. FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” WP&L has elected to defer reflecting the effect of the Act on postretirement net periodic benefit cost and the accumulated postretirement benefit obligation in the Consolidated Financial Statements, since specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require WP&L to change previously reported information. WP&L is currently evaluating the effect of the Act on its other postretirement benefits expense.

WP&L does not expect the various other new accounting pronouncements not mentioned above that were effective in 2003 to have a material impact on its results of operations or financial condition.

Critical Accounting Policies - Based on historical experience and various other factors, WP&L believes the policies identified below are critical to its business and the understanding of its results of operations as they require critical estimates be made based on the assumptions and judgment of management. The preparation of consolidated financial statements requires management to make various estimates and assumptions that affect revenues, expenses, assets, liabilities and the disclosure of contingencies. The results of these estimates and judgments form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and judgments. WP&L’s management has discussed these critical accounting policies with the Audit Committee of its Board of Directors. Refer to Note 1 of the “Notes to Consolidated Financial Statements” for a discussion of WP&L’s accounting policies and the estimates and assumptions used in the preparation of the consolidated financial statements.

Regulatory Assets and Liabilities - WP&L is regulated by various federal and state regulatory agencies. As a result, it qualifies for the application of SFAS 71, which recognizes that the actions of a regulator can provide reasonable assurance of the existence of an asset or liability. Regulatory assets or liabilities arise as a result of a difference between GAAP and the accounting principles imposed by the regulatory agencies. Regulatory assets generally represent incurred costs that have been deferred as they are probable of recovery in customer rates. Regulatory liabilities generally represent obligations to make refunds to customers for various reasons.

WP&L recognizes regulatory assets and liabilities in accordance with the rulings of its federal and state regulators and future regulatory rulings may impact the carrying value and accounting treatment of WP&L’s regulatory assets and liabilities. WP&L periodically assesses whether the regulatory assets are probable of future recovery by considering factors such as regulatory environment changes, recent rate orders issued by the applicable regulatory agencies and the status of any pending or potential deregulation legislation. The assumptions and judgments used by regulatory authorities continue to have an impact on the recovery of costs, the rate of return on invested capital and the timing and amount of assets to be recovered by rates. A change in these assumptions may result in a material impact on WP&L’s results of operations. Refer to Note 1(c) of the “Notes to Consolidated Financial Statements” for further discussion.

Derivative Financial Instruments - WP&L uses derivative financial instruments to hedge exposures to fluctuations in certain commodity prices, volatility in a portion of natural gas sales volumes due to weather and to mitigate the equity price volatility associated with certain investments in equity securities. WP&L does not use such instruments for speculative purposes. To account for these derivative instruments in accordance with the applicable accounting rules, WP&L must determine the fair value of its derivatives. In accordance with SFAS 133, the fair value of all derivative instruments are recognized as either assets or liabilities in the balance sheet with the changes in their value generally recorded as regulatory assets or liabilities. If an established, quoted market exists for the underlying commodity of the derivative instrument, WP&L uses the quoted market price to value the derivative instrument. For other derivatives, WP&L estimates the value based upon other quoted prices or acceptable valuation methods. WP&L also reviews the nature of its contracts for the purchase and sale of non-financial assets to assess whether the contracts meet the definition of a derivative and the requirements to follow hedge accounting as allowed by the applicable accounting rules. The determination of derivative status and valuations involves considerable judgment.

SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. Although SFAS 149 is expected to result in more energy contracts at WP&L qualifying as derivatives, changes in the fair value of these derivatives are generally reported as changes in regulatory assets and liabilities rather than being reported currently in earnings, based on the regulatory treatment. Additionally, WP&L has some commodity purchase and sales contracts that have been designated, and qualify for, the normal purchase and sale exception. Based on this designation, these contracts are not accounted for as derivative instruments.

A number of WP&L’s derivative transactions are based on the fuel and natural gas cost recovery mechanisms in place, as well as other specific regulatory authorizations. As a result, changes in fair market values of such derivatives generally have no impact on WP&L’s results of operations.

Unbilled Revenues - Energy sales to individual customers are based on the reading of their meters, which occurs on a systematic basis throughout the month. At the end of each month, amounts of energy delivered to customers since the date of the last meter reading are estimated and the corresponding estimated unbilled revenue is recorded. The unbilled revenue estimate is based on daily system demand volumes, estimated customer usage by class, weather impacts, line losses and the most recent customer rates. Such process involves the use of various estimates, thus significant changes in the estimates could have a material impact on WP&L’s results of operations.

Accounting for Pensions and Other Postretirement Benefits - WP&L accounts for pensions and other postretirement benefits under SFAS 87, “Employers’ Accounting for Pensions” and SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions,” respectively. Under these rules, certain assumptions are made which represent significant estimates. There are many factors involved in determining an entity’s pension and other postretirement liabilities and costs each period including assumptions regarding employee demographics (including age, life expectancies, and compensation levels), discount rates, assumed rate of returns and funding. Changes made to the plan provisions may also impact current and future pension and other postretirement costs. WP&L’s assumptions are supported by historical data and reasonable projections and are reviewed annually with an outside actuary firm and an investment consulting firm. As of Dec. 31, 2003, WP&L was using a 6% discount rate to calculate benefit obligations and a 9% annual rate of return on investments. In selecting an assumed discount rate, WP&L reviews various corporate Aa bond indices. The 9% annual rate of return is consistent with WP&L’s historical returns and is based on projected long-term equity and bond returns, maturities and asset allocations. Refer to Note 6 of the “Notes to Consolidated Financial Statements” for discussion of the impact of a change in the medical trend rates.

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Shareowners of Wisconsin Power and Light Company:

We have audited the accompanying consolidated balance sheets and statements of capitalization of Wisconsin Power and Light Company and subsidiaries (the “Company”) as of December 31, 2003 and 2002, and related consolidated statements of income, cash flows and changes in common equity for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 16 to the consolidated financial statements, on January 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations.”

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin

March 3, 2004

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF INCOME

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Operating revenues:
Electric utility	$910,086	$787,680	$753,450
Gas utility	272,377	179,091	206,863
Other	34,518	22,754	33,403

	1,216,981	989,525	993,716

Operating expenses:
Electric production fuel and purchased power	409,742	352,539	338,028
Cost of gas sold	186,285	110,119	153,823
Other operation and maintenance	292,554	239,679	211,006
Depreciation and amortization	104,896	108,740	121,059
Taxes other than income taxes	31,872	32,874	32,504

	1,025,349	843,951	856,420

Operating income	191,632	145,574	137,296

Interest expense and other:
Interest expense	37,873	40,202	43,483
Equity income from unconsolidated investments	(20,725)	(17,022)	(15,535)
Allowance for funds used during construction	(4,024)	(2,639)	(4,753)
Interest income and other	(2,209)	(615)	(627)

	10,915	19,926	22,568

Income before income taxes	180,717	125,648	114,728

Income taxes	65,843	44,724	41,238

Net income	114,874	80,924	73,490

Preferred dividend requirements	3,310	3,310	3,310

Earnings available for common stock	$111,564	$77,614	$70,180

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2003	2002
	(in thousands)
Property, plant and equipment:
Electric plant in service	$2,002,006	$1,843,834
Gas plant in service	301,201	286,652
Other plant in service	275,637	275,391
Accumulated depreciation	(1,139,599)	(1,047,715)

Net plant	1,439,245	1,358,162
Construction work in progress	67,200	96,746
Other, less accumulated depreciaton of $301 and $240	15,717	17,811

	1,522,162	1,472,719

Current assets:
Cash and temporary cash investments	27,075	8,577
Accounts receivable:
Customer, less allowance for doubtful accounts of $2,662 and $1,770	78,934	7,977
Associated companies	-	1,172
Other, less allowance for doubtful accounts of $422 and $458	24,374	18,191
Income tax refunds receivable	16,795	-
Accumulated deferred income taxes	6,594	8,532
Production fuel, at average cost	17,655	18,980
Materials and supplies, at average cost	22,922	22,133
Gas stored underground, at average cost	24,277	16,679
Regulatory assets	24,225	27,999
Prepaid gross receipts tax	28,341	27,388
Other	7,997	8,599

	279,189	166,227

Investments:
Nuclear decommissioning trust funds	233,665	223,734
Investment in ATC and other	144,075	133,043

	377,740	356,777

Other assets:
Regulatory assets	95,944	102,674
Deferred charges and other	194,242	236,741

	290,186	339,415

Total assets	$2,469,277	$2,335,138

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS (Continued)

	December 31,
CAPITALIZATION AND LIABILITIES	2003	2002
	(in thousands, except share amounts)
Capitalization (See Consolidated Statements of Capitalization):
Common stock - $5 par value - authorized 18,000,000 shares; 13,236,601 shares outstanding	$66,183	$66,183
Additional paid-in capital	525,603	325,603
Retained earnings	440,286	399,302
Accumulated other comprehensive loss	(20,235)	(24,108)

Total common equity	1,011,837	766,980

Cumulative preferred stock	59,963	59,963
Long-term debt (excluding current portion)	336,409	468,208

	1,408,209	1,295,151

Current liabilities:
Current maturities	62,000	-
Variable rate demand bonds	55,100	55,100
Commercial paper	-	60,000
Accounts payable	80,051	90,869
Accounts payable to associated companies	22,615	22,964
Accrued taxes	6,284	19,353
Regulatory liabilities	13,874	16,938
Other	27,196	29,064

	267,120	294,288

Other long-term liabilities and deferred credits:
Accumulated deferred income taxes	213,652	200,426
Accumulated deferred investment tax credits	21,471	23,241
Regulatory liabilities	227,956	15,305
Asset retirement obligations	187,358	-
Pension and other benefit obligations	59,042	58,921
Customer advances	34,895	36,555
Cost of removal obligations	-	362,321
Other	49,574	48,930

	793,948	745,699

Commitments and contingencies (Note 11)

Total capitalization and liabilities	$2,469,277	$2,335,138

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2003	2002	2001
	(in thousands)
Cash flows from operating activities:
Net income	$114,874	$80,924	$73,490
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation and amortization	104,896	108,740	121,059
Amortization of nuclear fuel	5,691	6,486	4,554
Amortization of deferred energy efficiency expenditures	43,825	21,179	14,361
Deferred tax expense (benefit) and investment tax credits	21,785	(5,562)	(6,791)
Equity income from unconsolidated investments, net	(20,725)	(17,022)	(15,535)
Distributions from equity method investments	14,021	13,199	8,450
Other	(461)	(1,175)	(3,033)
Other changes in assets and liabilities:
Accounts receivable	(9,968)	(1,902)	20,408
Sale of accounts receivable	(66,000)	28,000	(6,000)
Income tax refunds receivable	(16,795)	-	-
Accounts payable	(2,647)	(20,540)	(23,653)
Accrued taxes	(13,069)	17,296	(1,225)
Other	(36,932)	(5,873)	(50,199)

Net cash flows from operating activities	138,495	223,750	135,886

Cash flows used for financing activities:
Common stock dividends	(70,580)	(59,645)	(60,449)
Preferred stock dividends	(3,310)	(3,310)	(3,310)
Capital contribution from parent	200,000	61,000	35,000
Reductions in long-term debt	(70,000)	-	(47,000)
Net change in short-term borrowings	(60,000)	(30,816)	61,572
Other	(7,705)	5,086	(4,989)

Net cash flows used for financing activities	(11,595)	(27,685)	(19,176)

Cash flows used for investing activities:
Utility construction expenditures	(151,635)	(156,921)	(147,032)
Nuclear decommissioning trust funds	(2,876)	(16,092)	(16,092)
Proceeds from asset sales	21,337	-	75,600
Other	24,772	(14,782)	(29,308)

Net cash flows used for investing activities	(108,402)	(187,795)	(116,832)

Net increase (decrease) in cash and temporary cash investments	18,498	8,270	(122)

Cash and temporary cash investments at beginning of period	8,577	307	429

Cash and temporary cash investments at end of period	$27,075	$8,577	$307

Supplemental cash flows information:
Cash paid during the period for:
Interest	$39,588	$39,540	$43,237

Income taxes, net of refunds	$84,256	$35,875	$54,161

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CAPITALIZATION

	December 31,
	2003	2002
	(in thousands, except share amounts)
Common equity (See Consolidated Balance Sheets)	$1,011,837	$766,980

Cumulative preferred stock:
Cumulative, without par value, not mandatorily redeemable - authorized 3,750,000 shares, maximum aggregate stated value $150,000,000:
$100 stated value - 4.50% series, 99,970 shares outstanding	9,997	9,997
$100 stated value - 4.80% series, 74,912 shares outstanding	7,491	7,491
$100 stated value - 4.96% series, 64,979 shares outstanding	6,498	6,498
$100 stated value - 4.40% series, 29,957 shares outstanding	2,996	2,996
$100 stated value - 4.76% series, 29,947 shares outstanding	2,995	2,995
$100 stated value - 6.20% series, 150,000 shares outstanding	15,000	15,000
$25 stated value - 6.50% series, 599,460 shares outstanding	14,986	14,986

	59,963	59,963

Long-term debt:
First Mortgage Bonds:
1992 Series X, 7.75%, due 2004	62,000	62,000
1992 Series Y, 7.6%, due 2005	72,000	72,000
1991 Series B, variable rate (1.73% at Dec. 31, 2003), due 2005	16,000	16,000
1984 Series A, variable rate (1.37% at Dec. 31, 2003), due 2014	8,500	8,500
1988 Series A, variable rate (1.29% at Dec. 31, 2003), due 2015	14,600	14,600
1991 Series A, variable rate (1.73% at Dec. 31, 2003), due 2015	16,000	16,000
1992 Series W, 8.6%, retired in 2003	-	70,000

	189,100	259,100
Debentures, 7%, due 2007	105,000	105,000
Debentures, 5.7%, due 2008	60,000	60,000
Debentures, 7-5/8%, due 2010	100,000	100,000

	454,100	524,100

Less:
Current maturities	(62,000)	-
Variable rate demand bonds	(55,100)	(55,100)
Unamortized debt discount, net	(591)	(792)

	336,409	468,208

Total capitalization	$1,408,209	$1,295,151

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CHANGES IN COMMON EQUITY

	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Common Equity
	(in thousands)
2001:
Beginning balance (a)	$66,183	$229,516	$371,602	($4,708)	$662,593
Earnings available for common stock			70,180		70,180
Minimum pension liability adjustment, net of tax of ($9,552)				(14,248)	(14,248)

Unrealized holding gains on derivatives, net of tax of $3,932				5,952	5,952
Less: reclassification adjustment for losses included in earnings available for common stock, net of tax of ($1,676)				(2,837)	(2,837)

Net unrealized gains on qualifying derivatives				8,789	8,789

Total comprehensive income					64,721
Common stock dividends			(60,449)		(60,449)
Capital contribution from parent		35,000			35,000
Stock options exercised		87			87

Ending balance	66,183	264,603	381,333	(10,167)	701,952

2002:
Earnings available for common stock			77,614		77,614
Minimum pension liability adjustment, net of tax of ($6,823)				(10,177)	(10,177)

Unrealized holding losses on derivatives, net of tax of ($92)				(137)	(137)
Less: reclassification adjustment for gains included in earnings available for common stock, net of tax of $2,432				3,627	3,627

Net unrealized losses on qualifying derivatives				(3,764)	(3,764)

Total comprehensive income					63,673
Common stock dividends			(59,645)		(59,645)
Capital contribution from parent		61,000			61,000

Ending balance	66,183	325,603	399,302	(24,108)	766,980

2003:
Earnings available for common stock			111,564		111,564
Minimum pension liability adjustment, net of tax of $2,809				4,190	4,190

Unrealized holding losses on derivatives, net of tax of ($3,543)				(5,914)	(5,914)
Less: reclassification adjustment for losses included in earnings available for common stock, net of tax of ($3,752)				(5,597)	(5,597)

Net unrealized losses on qualifying derivatives				(317)	(317)

Total comprehensive income					115,437
Common stock dividends			(70,580)		(70,580)
Capital contribution from parent		200,000			200,000

Ending balance	$66,183	$525,603	$440,286	($20,235)	$1,011,837

(a)	Accumulated other comprehensive loss at January 1, 2001 consisted entirely of net unrealized losses on qualifying derivatives.

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) General - The consolidated financial statements include the accounts of WP&L and its principal consolidated subsidiaries WPL Transco LLC and South Beloit. WP&L is a direct subsidiary of Alliant Energy and is engaged principally in the generation, distribution and sale of electric energy; the purchase, distribution, transportation and sale of natural gas; and the provision of water and various other energy-related services including construction management services for wind farms. Nearly all of WP&L’s retail customers are located in south and central Wisconsin.

The consolidated financial statements reflect investments in controlled subsidiaries on a consolidated basis. FIN 46, issued by the FASB in January 2003, requires consolidation where there is a controlling financial interest in a variable interest entity or where the variable interest entity does not have sufficient equity risk to finance its activities without additional subordinated financial support from other parties. All significant intercompany balances and transactions have been eliminated from the consolidated financial statements. The consolidated financial statements are prepared in conformity with GAAP, which give recognition to the rate making and accounting practices of FERC and state commissions having regulatory jurisdiction. The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect: a) the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements; and b) the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Certain prior period amounts have been reclassified on a basis consistent with the current year presentation. The most significant reclassifications relate to the reporting of accumulated costs of removal which are non-legal retirement obligations and accumulated decommissioning costs accrued prior to January 1, 2003. Previously, these costs were included as components of “Accumulated Depreciation” but in accordance with recent SEC guidance are now shown in “Cost of removal obligations” on the Consolidated Balance Sheet at Dec. 31, 2002.

Unconsolidated investments for which WP&L does not control, but does have the ability to exercise significant influence over operating and financial policies (generally, 20% to 50% voting interest), are accounted for under the equity method of accounting. These investments are stated at acquisition cost, increased or decreased for WP&L’s equity in net income or loss, which is included in “Equity income from unconsolidated investments” in the Consolidated Statements of Income and decreased for any dividends received. Investments that do not meet the criteria for consolidation or the equity method of accounting are accounted for under the cost method.

(b) Regulation - WP&L is subject to regulation under PUHCA, FERC, the PSCW and the ICC.

(c) Regulatory Assets and Liabilities - WP&L is subject to the provisions of SFAS 71, which provides that rate-regulated public utilities record certain costs and credits allowed in the rate making process in different periods than for non-regulated entities. These are deferred as regulatory assets or accrued as regulatory liabilities and are recognized in the Consolidated Statements of Income at the time they are reflected in rates. As of Dec. 31, 2003 and 2002, WP&L had $7 million and $6 million, respectively, of regulatory assets that were not earning returns. At Dec. 31, 2003 and 2002, regulatory assets and liabilities were comprised of the following items (in millions):

	Regulatory Assets		Regulatory Liabilities
	2003	2002	2003	2002
Tax-related (Note 1(d))	$23.4	$25.0	$17.9	$14.6
Energy efficiency program costs	22.9	38.6	--	--
Environmental-related (Note 11(e))	16.2	19.0	1.0	0.6
Asset retirement obligations (Note 16)	8.3	--	--	--
Cost of removal obligations	--	--	209.9	--
Other	49.4	48.1	13.0	17.0

	$120.2	$130.7	$241.8	$32.2

WP&L believes it is probable that any differences between expenses for legal AROs calculated under SFAS 143 and expenses recovered currently in rates will be recoverable in future rates, and is deferring the difference of $8.3 million as a regulatory asset. WP&L also collects in rates future removal costs for many assets that do not have an associated legal ARO. WP&L records a liability for the estimated amounts it has collected in rates for these future removal costs less amounts spent on removal activities. At Dec. 31, 2003 and 2002, non-legal removal obligations of $209.9 million and $199.1 million were recorded in “Regulatory liabilities” and “Cost of removal obligations,” respectively, on the Consolidated Balance Sheets.

If a portion of WP&L’s operations becomes no longer subject to the provisions of SFAS 71 as a result of competitive restructuring or otherwise, a write-down of related regulatory assets would be required, unless some form of transition cost recovery is established by the appropriate regulatory body that would meet the requirements under GAAP for continued accounting as regulatory assets during such recovery period. In addition, WP&L would be required to determine any impairment of other assets and write-down such assets to their fair value.

(d) Income Taxes - WP&L is subject to the provisions of SFAS 109 and follows the liability method of accounting for deferred income taxes, which requires the establishment of deferred tax assets and liabilities, as appropriate, for temporary differences between the tax basis of assets and liabilities and the amounts reported in the consolidated financial statements. Deferred taxes are recorded using currently enacted tax rates.

Except as noted below, income tax expense includes provisions for deferred taxes to reflect the tax effects of temporary differences between the time when certain costs are recorded in the accounts and when they are deducted for tax return purposes. As temporary differences reverse, the related accumulated deferred income taxes are reversed to income. Investment tax credits have been deferred and are subsequently credited to income over the average lives of the related property. Other tax credits reduce income tax expense in the year claimed and are generally related to research and development.

The PSCW has allowed rate recovery of deferred taxes on all temporary differences since August 1991. WP&L established a regulatory asset associated with those temporary differences occurring prior to August 1991 that will be recovered in future rates through 2007.

(e) Temporary Cash Investments - Temporary cash investments are stated at cost, which approximates market value, and are considered cash equivalents for the Consolidated Balance Sheets and the Consolidated Statements of Cash Flows. These investments consist of short-term liquid investments that have maturities of less than 90 days.

(f) Property, Plant and Equipment - Utility plant is recorded at original cost, which includes overhead, administrative costs and AFUDC. WP&L’s aggregate AFUDC recovery rates for 2003, 2002 and 2001, computed in accordance with the prescribed regulatory formula, were 9.5%, 2.6% and 7.9%, respectively.

WP&L uses a combination of remaining life, straight-line and sum-of-the-years-digits depreciation methods as approved by the PSCW and the ICC. The remaining depreciable life of Kewaunee, of which WP&L is a co-owner, is based on the PSCW approved revised end-of-life of 2010. Depreciation expense related to the decommissioning of Kewaunee is discussed in Note 11(f). The average rates of depreciation for electric and gas properties, consistent with current rate making practices, were as follows:

	2003	2002	2001
Electric	3.7%	3.6%	3.7%
Gas	4.0%	4.1%	4.1%

Nuclear fuel for Kewaunee is recorded at its original cost and is amortized to expense based upon the quantity of heat produced for electric generation. This accumulated amortization assumes spent nuclear fuel will have no residual value. Estimated future disposal costs of such fuel are expensed based on KWhs generated.

Other property, plant and equipment is recorded at cost, the majority of which is depreciated using the straight-line method. Upon retirement or sale of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in the Consolidated Statements of Income. Ordinary retirements of utility plant and salvage value are netted and charged to accumulated depreciation upon removal from utility plant accounts and no gain or loss is recognized. Removal costs reduce the regulatory liability previously established.

(g) Operating Revenues - Revenues from WP&L are primarily from electric and natural gas sales and deliveries and are recorded under the accrual method of accounting and recognized upon delivery. WP&L accrues revenues for services rendered but unbilled at month-end. WP&L serves as a collection agent for sales or various other taxes and record revenues on a net basis. The revenues do not include the collection of the aforementioned taxes.

(h) Utility Fuel Cost Recovery - WP&L’s retail electric rates are based on annual forecasted fuel and purchased-power costs. Under PSCW rules, WP&L can seek rate increases if it experiences an extraordinary increase in these costs or if the annual costs are more than 3% higher than the estimated costs used to establish rates. WP&L has a gas performance incentive which includes a sharing mechanism whereby 50% of all gains and losses relative to current commodity prices, as well as other benchmarks, are retained by WP&L, with the remainder refunded to or recovered from customers.

(i) Generating Facility Outages - Operating expenses incurred during refueling outages at Kewaunee and the maintenance costs incurred during outages for WP&L’s various other generating facilities are expensed as incurred. The timing of the Kewaunee refueling outages during 2001-2003 and anticipated refueling outages for 2004-2006 are as follows:

2001	2002	2003	2004	2005	2006
Fall	None	Spring	Fall	None	Spring

(j) Derivative Financial Instruments - WP&L uses derivative financial instruments to hedge exposures to fluctuations in certain commodity prices and volatility in a portion of natural gas sales volumes due to weather. WP&L also utilizes derivatives to mitigate the equity price volatility associated with certain investments in equity securities. WP&L does not use such instruments for speculative purposes. The fair value of all derivatives are recorded as assets or liabilities on the Consolidated Balance Sheets and gains and losses related to derivatives that are designated as, and qualify as hedges, are recognized in earnings when the underlying hedged item or physical transaction is recognized in income. Gains and losses related to derivatives that do not qualify for, or are not designated in hedge relationships, are recognized in earnings immediately. Based on the fuel and natural gas cost recovery mechanisms in place, as well as other specific regulatory authorizations, changes in fair market values of WP&L’s derivatives generally have no impact on its results of operations. WP&L has some commodity purchase and sales contracts that have been designated, and qualify for, the normal purchase and sale exception and based on this designation, these contracts are not accounted for as derivative instruments.

WP&L is exposed to losses related to financial instruments in the event of counterparties’ non-performance. WP&L has established controls to determine and monitor the creditworthiness of counterparties in order to mitigate its exposure to counterparty credit risk. WP&L is not aware of any material exposure to counterparty credit risk related to its derivative financial instruments. Refer to Note 10 for further discussion of WP&L’s derivative financial instruments.

(k) Pension Plan - For the defined benefit pension plan sponsored by Corporate Services, Alliant Energy allocates pension costs and contributions to WP&L based on labor costs of plan participants and any additional minimum pension liability based on the funded status of the WP&L group.

(l) Asset Valuations - Long-lived assets, excluding regulatory assets, are reviewed for possible impairment whenever events or changes in circumstances indicate the carrying value of the assets may not be recoverable.

Impairment is indicated if the carrying value of an asset exceeds its undiscounted future cash flows. An impairment charge is recognized equal to the amount the carrying value exceeds the asset’s fair value. The fair value is determined by the use of quoted market prices, appraisals, or the use of other valuation techniques such as expected discounted future cash flows. The estimated fair value, less cost to sell assets held for sale, is compared each reporting period to their carrying values. Impairment charges are recorded for assets held for sale if the carrying value of such asset exceeds the estimated fair value less cost to sell.

If events or circumstances indicate the carrying value of investments accounted for under the equity method of accounting may not be recoverable, potential impairment is assessed by comparing the future anticipated cash flows from these investments to their carrying values. If an impairment is indicated, a charge is recognized equal to the amount the carrying value exceeds the investment’s fair value.

(2) UTILITY RATE MATTERS

In February 2004, WP&L received approval from the PSCW to refund $5.3 million to its natural gas customers as relates to its annual performance under the gas performance incentive. The PSCW has not yet audited the refund calculation, but agreed with WP&L’s request to refund approximately 80% of the total refund amount at this time. This refund was completed in February 2004 and the remainder of the refund will be completed after the PSCW completes their audit and issues a ruling. At Dec. 31, 2003, WP&L had reserves for all amounts related to these refunds. Refer to Note 1(h) for further discussion of WP&L’s fuel cost recovery.

(3) LEASES

WP&L’s operating lease rental expenses, which include certain purchased-power agreements, for 2003, 2002 and 2001 were $25.9 million, $24.5 million and $23.4 million, respectively. The purchased-power agreements total below includes $464 million and $69 million related to the Riverside and RockGen plants, respectively, in Wisconsin. Riverside is expected to be placed in service in 2004. WP&L continues to evaluate Riverside, RockGen and other tolling arrangements, renewable energy entities and any other non-special purpose entities, to determine if they require consolidation under the revised FIN 46 guidance issued by the FASB in December 2003. WP&L will apply the provisions of the revised guidance as of March 31, 2004. The synthetic leases relate to the financing of utility railcars and a utility radio dispatch system. These leases do not meet the consolidation requirements per FIN 46 and were not included on the Consolidated Balance Sheets. WP&L has guaranteed the residual value of its synthetic leases totaling $13 million in the aggregate. The guarantees extend through the maturity of each respective underlying lease with remaining terms up to 12 years. Residual value guarantees have been included in the future minimum lease payments noted in the following table (in millions):

	2004	2005	2006	2007	2008	Thereafter	Total
Certain purchased-power agreements	$52.6	$69.5	$70.9	$72.2	$64.8	$235.0	$565.0
Synthetic leases	7.9	7.9	7.8	6.8	2.6	22.8	55.8
Other	2.1	1.7	1.3	1.1	1.0	1.4	8.6

	$62.6	$79.1	$80.0	$80.1	$68.4	$259.2	$629.4

(4) SALE OF ACCOUNTS RECEIVABLE

Utility customer accounts receivable, including unbilled revenues, arise primarily from electric and natural gas sales. At Dec. 31, 2003 and 2002, WP&L was serving a diversified base of residential, commercial and industrial customers and did not have any significant concentrations of credit risk.

WP&L participates in a combined utility customer accounts receivable sale program whereby WP&L and IP&L may sell up to a combined maximum amount of $250 million (there are no individual subsidiary limits) of their respective accounts receivable to a third-party financial institution on a limited recourse basis through wholly-owned and consolidated special purpose entities. Corporate Services acts as a collection agent for the buyer and receives a fee for collection services. The agreement expires in April 2006 and is subject to annual renewal or renegotiation for a longer period thereafter. Under terms of the agreement, the third-party financial institution purchases the receivables initially for the face amount. On a monthly basis, this sales price is adjusted, resulting in payments to the third-party financial institution of an amount that varies based on interest rates and length of time the sold receivables remain outstanding. Collections on sold receivables are used to purchase additional receivables from WP&L and IP&L.

At Dec. 31, 2003 and 2002, WP&L had sold $50 million and $116 million of receivables, respectively. In 2003, 2002 and 2001, WP&L received $0.8 billion, $1.2 billion and $1.1 billion, respectively, in aggregate proceeds from the sale of accounts receivable. WP&L uses proceeds from the sale of accounts receivable and unbilled revenues to maintain flexibility in its capital structure, take advantage of favorable short-term rates and finance a portion of its long-term cash needs. WP&L paid fees associated with these sales of $1.2 million, $2.2 million and $4.0 million in 2003, 2002 and 2001, respectively.

WP&L accounts for the sale of accounts receivable to the third-party financial institution as sales under SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” which do not require consolidation per the guidelines of FIN 46. Retained receivables are available to the third-party financial institution to pay any fees or expenses due it, and to absorb all credit losses incurred on any of the sold receivables.

(5) INCOME TAXES

The components of income taxes for WP&L were as follows (in millions):

	2003	2002	2001
Current tax expense:
Federal	$29.0	$42.8	$36.8
State	15.7	9.7	11.2
Deferred tax expense (benefit):
Federal	22.8	(5.0)	(4.6)
State	0.6	1.2	(0.4)
Amortization of investment tax credits	(1.6)	(1.8)	(1.8)
Research and development tax credits	(0.7)	(2.2)	--

	$65.8	$44.7	$41.2

Alliant Energy files a consolidated federal income tax return. Under the terms of an agreement between Alliant Energy and its subsidiaries, including WP&L, the subsidiaries calculate their respective federal income tax provisions and make payments to or receive payments from Alliant Energy as if they were separate taxable entities. Separate return amounts are adjusted to reflect state apportionment benefits net of federal tax and the fact that PUHCA prohibits the retention of tax benefits at the parent level. Any difference between the separate return methodology and the actual consolidated return is allocated as prescribed in Alliant Energy’s tax allocation agreement. WP&L realized net benefits of $2.9 million, $0 and $0 related to state apportionment and allocation of parent tax benefits in 2003, 2002 and 2001, respectively.

The overall effective income tax rates shown in the following table were computed by dividing total income tax expense by income before income taxes.

	2003	2002	2001
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal benefits	5.8	6.1	6.4
Research and development tax credits	(0.3)	(1.8)	--
Amortization of excess deferred taxes	(0.5)	(1.4)	(1.5)
Adjustment of prior period taxes	(0.8)	(1.1)	(2.8)
Amortization of investment tax credits	(0.9)	(1.4)	(1.6)
Other items, net	(1.9)	0.2	0.4

Overall effective income tax rate	36.4%	35.6%	35.9%

The accumulated deferred income tax (assets) and liabilities included on the Consolidated Balance Sheets at Dec. 31 arise from the following temporary differences (in millions):

	2003			2002
	Deferred Tax Assets	Deferred Tax Liabilities	Net	Deferred Tax Assets	Deferred Tax Liabilities	Net
Property related	($14.3)	$216.0	$201.7	($15.6)	$216.8	$201.2
Minimum pension liability	(13.6)	--	(13.6)	(16.4)	--	(16.4)
Decommissioning	(22.2)	--	(22.2)	(25.2)	--	(25.2)
Other	(6.6)	47.8	41.2	(8.5)	40.8	32.3

Total	($56.7)	$263.8	$207.1	($65.7)	$257.6	$191.9

			2003			2002
Current assets - Accumulated deferred income taxes			($6.6)			($8.5)
Other long-term liabilities and deferred credits - Accumulated deferred income taxes			213.7			200.4

Total deferred tax (assets) and liabilities			$207.1			$191.9

(6) PENSION PLANS AND OTHER POSTRETIREMENT BENEFITS

Substantially all of WP&L’s employees are covered by several non-contributory defined benefit pension plans. Benefits are based on the employees’ years of service and compensation. WP&L also provides certain postretirement health care and life benefits to eligible retirees. In general, the health care plans are contributory with participants’ contributions adjusted regularly and the life insurance plans are non-contributory. The weighted average assumptions at the measurement date of Sept. 30 were as follows:

	Qualified Pension Benefits			Other Postretirement Benefits
	2003	2002	2001	2003	2002	2001
Discount rate for benefit obligations	6%	6.75%	7.25%	6%	6.75%	7.25%
Discount rate for net periodic cost	6.75%	7.25%	8%	6.75%	7.25%	8%
Expected return on plan assets	9%	9%	9%	9%	9%	9%
Rate of compensation increase	3.5%	3.5%	3.5%	3.5%	3.5%	3.5%
Medical cost trend on covered charges:
Initial trend rate	N/A	N/A	N/A	9.5%	10.8%	12%
Ultimate trend rate	N/A	N/A	N/A	5%	5%	5%

The expected return on plan assets was determined by analysis of historical and forecasted asset class returns as well as actual returns for the plan over the past 10 years. An adjustment to the returns to account for active management is also made in the analysis. The obligations are viewed as long-term commitments and a long-term approach is used when determining the expected rate of return on assets, which is reviewed on an annual basis.

The components of WP&L’s qualified pension benefits and other postretirement benefits costs were as follows (in millions):

	Qualified Pension Benefits			Other Postretirement Benefits
	2003	2002	2001	2003	2002	2001
Service cost	$4.0	$3.6	$2.8	$3.4	$2.4	$1.6
Interest cost	10.6	10.1	9.2	5.2	4.4	3.6
Expected return on plan assets	(13.5)	(12.2)	(13.7)	(1.4)	(1.6)	(1.7)
Amortization of:
Transition obligation (asset)	--	(1.7)	(2.1)	1.1	1.1	1.2
Prior service cost	0.4	0.4	0.5	--	--	--
Actuarial loss (gain)	3.5	1.5	--	0.8	0.1	(0.6)

	$5.0	$1.7	($3.3)	$9.1	$6.4	$4.1

The pension benefits costs shown previously (and in the following tables) represent only the pension benefits costs for bargaining unit employees of WP&L covered under the bargaining unit pension plan that is sponsored by WP&L. The benefit obligations and assets associated with WP&L’s non-bargaining employees who are participants in other Alliant Energy plans are reported in Alliant Energy’s Consolidated Financial Statements and are not reported previously. The pension benefits (income) costs for WP&L’s non-bargaining employees who are now participants in other Alliant Energy plans were $1.9 million, $0.3 million and ($1.5) million for 2003, 2002 and 2001, respectively. In addition, Corporate Services provides services to WP&L. The allocated pension benefits costs associated with these services were $2.0 million, $1.7 million and $1.3 million for 2003, 2002 and 2001, respectively. The other postretirement benefits costs shown previously for each period (and in the following tables) represent the other postretirement benefits costs for all WP&L employees. The allocated other postretirement benefits costs associated with Corporate Services for WP&L were $0.9 million, $0.5 million and $0.3 million for 2003, 2002 and 2001, respectively.

The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to postretirement benefits costs. A 1% change in the medical trend rates for 2003, holding all other assumptions constant, would have the following effects (in millions):

	1% Increase	1% Decrease
Effect on total of service and interest cost components	$0.9	($0.8)
Effect on postretirement benefit obligation	9.4	(8.3)

A reconciliation of the funded status of WP&L’s plans to the amounts recognized on the Consolidated Balance Sheets at Dec. 31 was as follows (in millions):

	Qualified Pension Benefits		Other Postretirement Benefits
	2003	2002	2003	2002
Change in projected benefit obligation:
Net projected benefit obligation at beginning of year	$156.0	$139.2	$76.6	$60.5
Service cost	4.0	3.6	3.4	2.4
Interest cost	10.6	10.1	5.2	4.4
Plan participants’ contributions	--	--	1.5	1.5
Actuarial loss	17.8	10.3	11.7	13.2
Gross benefits paid	(7.4)	(7.2)	(5.3)	(5.4)

Net projected benefit obligation at end of year	181.0	156.0	93.1	76.6

Change in plan assets:
Fair value of plan assets at beginning of year	153.5	138.8	16.7	17.8
Actual return on plan assets	28.9	(8.1)	2.2	(1.4)
Employer contributions	--	30.0	4.4	4.2
Plan participants’ contributions	--	--	1.5	1.5
Gross benefits paid	(7.4)	(7.2)	(5.3)	(5.4)

Fair value of plan assets at end of year	175.0	153.5	19.5	16.7

Funded status at end of year	(6.0)	(2.5)	(73.6)	(59.9)
Unrecognized net actuarial loss	62.4	63.5	30.5	20.4
Unrecognized prior service cost	3.0	3.4	(0.1)	(0.1)
Unrecognized net transition obligation	--	--	10.3	11.5

Net amount recognized at end of year	$59.4	$64.4	($32.9)	($28.1)

Amounts recognized on the Consolidated Balance Sheets consist of:
Prepaid benefit cost	$59.4	$64.4	$1.5	$1.5
Accrued benefit cost	--	--	(34.4)	(29.6)

Net amount recognized at measurement date	59.4	64.4	(32.9)	(28.1)

Contributions paid after 9/30 and prior to 12/31	--	--	0.4	1.0

Net amount recognized at 12/31	$59.4	$64.4	($32.5)	($27.1)

At Dec. 31, 2003 and 2002, Corporate Services allocated an additional minimum liability of $34.2 million and $41.3 million, respectively. Included in the following table are WP&L’s accumulated benefit obligations, amounts applicable to qualified pension and other postretirement benefits with accumulated benefit obligations in excess of plan assets, as well as qualified pension plans with projected benefit obligations in excess of plan assets as of the measurement date of Sept. 30 (in millions):

	Qualified Pension Benefits		Other Postretirement Benefits
	2003	2002	2003	2002
Accumulated benefit obligation	$165.7	$143.1	$93.1	$76.6
Plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligation	--	--	91.5	74.7
Fair value of plan assets	--	--	16.3	13.7
Plans with projected benefit obligations in excess of plan assets:
Projected benefit obligations	181.0	156.0	N/A	N/A
Fair value of plan assets	175.0	153.5	N/A	N/A

WP&L’s net periodic benefit cost is primarily included in “Other operation and maintenance” in the Consolidated Statements of Income. WP&L calculates the fair value of plan assets by using the straight market value of assets approach.

Postretirement benefit plans are funded via specific assets within certain retirement plans (401(h) assets) as well as a VEBA trust. The asset allocation of the 401(h) assets mirror the qualified pension plan assets and the asset allocation of the VEBA trust are reflected in the following table under “Other Postretirement Plans.” The asset allocation for WP&L’s qualified pension and other postretirement benefit plans at Sept. 30, 2003 and 2002, and the qualified pension plan target allocation for 2003 were as follows:

	Qualified Pension Plans			Other Postretirement Plans
	Target Allocation	Percentage of Plan Assets at Sept. 30		Percentage of Plan Assets at Sept. 30
Asset Category	2003	2003	2002	2003	2002
Equity securities	50-65%	61%	55%	15%	16%
Debt securities	25-40%	33%	35%	33%	27%
Other	0-5%	6%	10%	52%	57%

		100%	100%	100%	100%

WP&L’s plan assets are managed by outside investment managers. WP&L’s investment strategy and its policies employed with respect to pension and postretirement assets is to combine both preservation of principal, and prudent and reasonable risk-taking to protect the integrity of the assets in meeting the obligations to the participants while achieving the optimal return possible over the long-term. It is recognized that risk and volatility are present to some degree with all types of investments; however, high levels of risk are minimized at the total fund level. This is accomplished through diversification by asset class, number of investments, and sector and industry limits when applicable.

For the pension plans, the mix among asset classes is controlled by long-term asset allocation targets. The assets are viewed as long-term with moderate liquidity needs. Historical performance results and future expectations suggest that equity securities will provide higher total investment returns than debt securities over a long-term investment horizon. Consistent with the goals to maximize returns and minimize risk over the long-term, the pension plans have a long-term investment posture more heavily weighted towards equity holdings. The asset allocation mix is monitored quarterly and appropriate action is taken as needed to rebalance the assets within the prescribed range. Assets related to postretirement plans are viewed as long-term. A balanced mix of both equity and debt securities are utilized to maximize returns and minimize risk over the long-term.

Prohibited investment vehicles related to the pension and postretirement plans include, but may not be limited to, direct ownership of real estate, real estate investment trusts, private placements, unregistered or restricted stock, options and futures unless specifically approved, margin trading, oil and gas limited partnerships, commodities, short selling, commercial mortgage obligations and securities of the managers’ firms or affiliate firms.

WP&L estimates that funding for the qualified pension and postretirement benefit plans for 2004 will be $0 and approximately $4 million, respectively.

In December 2003, the President signed into law the Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act). The Act introduces a prescription drug benefit under Medicare Part D, as well as a federal subsidy to sponsors of retiree health care benefit plans, that provide a benefit that is at least actuarially equivalent to Medicare Part D. As permitted by FSP No. FAS 106-1, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003,” WP&L has elected to defer reflecting the effect of the Act on postretirement net periodic benefit cost and the accumulated postretirement benefit obligation in the Consolidated Financial Statements, since specific authoritative guidance on the accounting for the federal subsidy is pending and that guidance, when issued, could require WP&L to change previously reported information. WP&L is currently evaluating the effect of the Act on its other postretirement benefits expense.

Alliant Energy sponsors several non-qualified pension plans that cover certain current and former key employees. The pension expense allocated to WP&L for these plans was $1.7 million, $1.5 million and $1.0 million in 2003, 2002 and 2001, respectively. WP&L has various life insurance policies that cover certain key employees and directors. At Dec. 31, 2003 and 2002, the cash surrender value of these investments was $11 million and $10 million, respectively. A significant number of WP&L employees also participate in defined contribution pension plans (401(k) plans). WP&L’s contributions to the plans, which are based on the participants’ level of contribution, were $2.1 million, $2.2 million and $2.1 million in 2003, 2002 and 2001, respectively.

(7) COMMON AND PREFERRED STOCK

(a) Common Stock - WP&L has dividend payment restrictions based its bond indentures, the terms of its outstanding preferred stock and state regulatory limitations. In its December 2003 rate order, the PSCW stated WP&L may not pay annual common stock dividends, including pass-through of subsidiary dividends, in excess of $89 million to Alliant Energy if WP&L’s actual average common equity ratio, on a regulatory financial basis, is or will fall below the authorized level of 54.01%. As of Dec. 31, 2003, WP&L was in compliance with all such dividend restrictions.

(b) Preferred Stock - The carrying value of WP&L’s cumulative preferred stock at both Dec. 31, 2003 and 2002 was $60 million. The fair market value, based upon the market yield of similar securities and quoted market prices, at Dec. 31, 2003 and 2002 was $53 million and $48 million, respectively.

(8) DEBT

(a) Short-Term Debt - To provide short-term borrowing flexibility and security for commercial paper outstanding, WP&L maintains committed bank lines of credit, all of which require a fee. Information regarding WP&L’s short-term debt was as follows (dollars in millions):

	2003	2002
At Dec. 31:
Commercial paper outstanding	$--	$60.0
Discount rates on commercial paper	N/A	1.6%

For the year ended:
Average amount of short-term debt (based on daily outstanding balances)	$29.8	$57.4
Average interest rates on short-term debt	1.4%	1.8%

(b) Long-Term Debt - WP&L’s First Mortgage Bonds are secured by substantially all of its utility plant. WP&L also maintains indentures related to the issuance of unsecured debt securities. WP&L’s debt maturities for 2004 to 2008 are $62 million, $88 million, $0, $105 million, and $60 million, respectively. The carrying value of WP&L’s long-term debt (including current maturities and variable rate demand bonds) at Dec. 31, 2003 and 2002 was $454 million and $523 million, respectively. The fair market value, based upon the market yield of similar securities and quoted market prices, at Dec. 31, 2003 and 2002 was $494 million and $574 million, respectively.

(9) INVESTMENTS AND ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying amount of WP&L’s current assets and current liabilities approximates fair value because of the short maturity of such financial instruments. Since WP&L is subject to regulation, any gains or losses related to the difference between the carrying amount and the fair value of its financial instruments may not be realized by Alliant Energy. Information relating to various investments held by WP&L at Dec. 31 that are marked-to-market as a result of SFAS 115 was as follows (in millions):

	2003		2002
	Carrying/ Fair Value	Unrealized Gains, Net of Tax	Carrying/ Fair Value	Unrealized Gains, Net of Tax
Available-for-sale securities:
Nuclear decommissioning trust funds:
Debt securities	$137	$3	$131	$5
Equity securities	97	19	93	5

Total	$234	$22	$224	$10

Nuclear Decommissioning Trust Funds - At Dec. 31, 2003, $76 million, $37 million and $24 million of the debt securities mature in 2004-2010, 2011-2020 and 2021-2040, respectively. The fair value of the nuclear decommissioning trust funds, as reported by the trustee, was adjusted for the tax effect of unrealized gains and losses. In 2003, net unrealized holding gains were recorded as part of regulatory liabilities or as an offset to regulatory assets related to AROs (recorded in 2002 as part of cost of removal obligations). The funds realized gains (losses) from the sales of securities of ($6.2) million, $10.3 million and $2.1 million in 2003, 2002 and 2001, respectively (cost of the investments based on specific identification was $333.9 million, $92.2 million and $147.4 million and proceeds from the sales were $327.7 million, $102.5 million and $149.5 million, respectively). In January 2004, WP&L liquidated all of the qualified decommissioning assets into money market funds as a result of the pending Kewaunee sale.

Investment in ATC - At Dec. 31, 2003 and 2002, WP&L had ownership interests in ATC of approximately 25% and 27%, respectively, and accounts for this investment under the equity method. At Dec. 31, 2003 and 2002, the carrying value of WP&L’s investment in ATC was $121 million and $112 million, respectively. Pursuant to various agreements, WP&L receives a range of transmission services from ATC. WP&L provides operation, maintenance, and construction services to ATC. WP&L and ATC also bill each other for use of shared facilities owned by each party. ATC billed WP&L $41.3 million, $38.7 million and $36.4 million in 2003, 2002 and 2001, respectively. WP&L billed ATC $12.4 million, $18.1 million and $18.4 million in 2003, 2002 and 2001, and recorded equity earnings of $16.2 million, $14.3 million and $14.6 million in 2003, 2002 and 2001, respectively.

Unconsolidated Equity Investments - Summary financial information from the financial statements of WP&L’s unconsolidated equity investments in ATC, WRPC and Alliant Energy SPE LLC is as follows (in millions):

	2003	2002	2001
Operating revenues	$232.3	$211.7	$180.3
Operating income	87.7	75.7	65.8
Net income	72.1	59.5	55.9
As of Dec. 31:
Current assets	41.5	44.7
Non-current assets	947.2	774.4
Current liabilities	67.9	50.8
Non-current liabilities	14.6	7.5

(10) DERIVATIVE FINANCIAL INSTRUMENTS

(a) Accounting for Derivative Instruments and Hedging Activities - WP&L records derivative instruments at fair value on the balance sheet as assets or liabilities and changes in the derivatives’ fair values are generally recorded as regulatory assets or liabilities. At Dec. 31, 2003 and 2002, WP&L had $1.3 million and $2.7 million of derivative assets included in “Other current assets” and $3.6 million and $7.1 million of derivative liabilities included in “Other current liabilities” on its Consolidated Balance Sheets, respectively.

In April 2003, the FASB issued SFAS 149, which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS 133. Although SFAS 149 is expected to result in more energy contracts at WP&L qualifying as derivatives, changes in the fair value of these derivatives are generally reported as changes in regulatory assets and liabilities rather than being reported currently in earnings, based on the regulatory treatment.

Cash Flow Hedging Instruments - During 2003 and/or 2002, WP&L held various derivative instruments designated as cash flow hedging instruments. WP&L utilized natural gas commodity financial swap arrangements to reduce the impact of price fluctuations on natural gas purchased and injected into storage during the summer months and withdrawn and sold at current market prices during the winter months pursuant to the natural gas cost incentive sharing mechanism with customers in Wisconsin. WP&L also utilized physical coal purchase contracts, some of which did not qualify for the normal purchase and sale exception, to manage the price of anticipated coal purchases and sales.

In 2003 and 2002, $0 and a net loss of $0.2 million, respectively, were recognized relating to the amount of hedge ineffectiveness in accordance with SFAS 133. In 2003 and 2002, WP&L did not exclude any components of the derivative instruments’ gain or loss from the assessment of hedge effectiveness and there was no earnings impact as a result of the discontinuance of hedges. At Dec. 31, 2003, WP&L did not have any cash flow hedging instruments outstanding.

Other Derivatives Not Designated in Hedge Relationships - WP&L’s derivatives that were not designated in hedge relationships during 2003 and/or 2002 included coal and gas contracts. Coal and gas contracts that do not qualify for the normal purchase and sale exception were used to manage the price of anticipated coal and gas purchases and sales.

(b) Weather Derivatives - WP&L uses weather derivatives to reduce the impact of weather volatility on its natural gas sales volumes. In 2003 and 2002, Corporate Services, as agent for WP&L, entered into non-exchange traded options based on heating degree days in which Corporate Services receives payment from the counterparty if actual heating degree days are less than the strike price in the contract. Corporate Services paid premiums to enter into these contracts, which are amortized to expense over the contract period. WP&L has used the intrinsic value method to account for these weather derivatives.

(c) Nuclear Decommissioning Trust Fund Investments - Historically, WP&L has entered into combinations of options to mitigate the effect of significant market fluctuations on its common stock investments in its nuclear decommissioning trust funds. The derivative transactions are designed to protect the portfolio’s value while allowing the funds to earn a total return modestly in excess of long-term expectations over the hedge period. In 2003, fair value changes of these instruments did not impact net income as they were recorded as equally offsetting changes in the investment in nuclear decommissioning trust funds and regulatory liabilities or, for AROs, as an offset to regulatory assets (in 2002 as an offset to cost of removal obligations).

(11) COMMITMENTS AND CONTINGENCIES

(a) Construction and Acquisition Expenditures - Certain commitments have been made in connection with 2004 capital expenditures. During 2004, total construction and acquisition expenditures are estimated to be approximately $228 million (unaudited).

(b) Purchase Obligations - Alliant Energy, through its subsidiaries Corporate Services, WP&L and IP&L, has entered into purchased-power, coal and natural gas supply, transportation and storage contracts. Certain purchased-power commitments are considered operating leases and are therefore not included here, but are included in Note 3. Based on the System Coordination and Operating Agreement, Alliant Energy annually allocates purchased-power contracts to WP&L and IP&L. Such process considers factors such as resource mix, load growth and resource availability. However, for 2004, system-wide purchased-power contracts of $4.4 million (0.2 million MWh) have not yet been directly assigned to WP&L and IP&L since the specific needs of each utility are not yet known. Refer to Note 17 for additional information. Coal contract quantities are directly assigned to specific plants at WP&L and IP&L based on various factors including projected heat input requirements, combustion compatibility and efficiency. However, for 2004 to 2008, system-wide coal contracts of $78.7 million (10.7 million tons), $55.1 million (7.6 million tons), $34.0 million (5.4 million tons), $12.5 million (2.1 million tons) and $6.4 million (1.0 million tons), respectively, have not yet been directly assigned to WP&L and IP&L since the specific needs of each utility are not yet known. The natural gas supply commitments are all index-based. Alliant Energy and WP&L expect to supplement their coal and natural gas supplies with spot market purchases as needed. The table includes commitments for “take-or-pay” contracts which result in dollar commitments with no associated tons or Dths. At Dec. 31, 2003, WP&L’s minimum commitments were as follows (dollars and Dths in millions; MWhs and tons in thousands):

	Purchased-power		Coal		Natural gas
	Dollars	MWhs	Dollars	Tons	Dollars	Dths
2004	$25.1	730	$8.2	--	$33.9	2
2005	--	--	7.6	--	23.7	--
2006	--	--	7.6	--	22.5	--
2007	--	--	7.6	--	20.2	--
2008	--	--	5.9	--	15.5	--
Thereafter	--	--	35.6	--	40.0	--

Also, at December 31, 2003, WP&L’s other purchase obligations, which represent individual commitments incurred during the normal course of business which exceeded $1 million at Dec. 31, 2003, were $6.0 million for 2004. This excludes lease obligations which are included in Note 3.

(c) Legal Proceedings - WP&L is involved in legal and administrative proceedings before various courts and agencies with respect to matters arising in the ordinary course of business. Although unable to predict the outcome of these matters, WP&L believes that appropriate reserves have been established and final disposition of these actions will not have a material adverse effect on its financial condition or results of operations.

(d) Guarantees - Refer to Note 3 for discussion of WP&L’s residual value guarantees of its synthetic leases.

(e) Environmental Liabilities - WP&L had recorded the following environmental liabilities, and regulatory assets associated with certain of these liabilities, at Dec. 31 (in millions):

	Environmental Liabilities		Regulatory Assets
	2003	2002	2003	2002
MGP sites	$5.4	$6.9	$12.5	$13.0
NEPA	2.0	2.5	2.4	3.1
Other	--	--	1.3	2.9

	$7.4	$9.4	$16.2	$19.0

MGP Sites - WP&L has current or previous ownership interests in 14 sites, previously associated with the production of gas for which it may be liable for investigation, remediation and monitoring costs relating to the sites. WP&L has received letters from state environmental agencies requiring no further action at six sites.

WP&L is working pursuant to the requirements of various federal and state agencies to investigate, mitigate, prevent and remediate, where necessary, the environmental impacts to property, including natural resources, at and around the sites in order to protect public health and the environment.

WP&L records environmental liabilities based upon periodic studies, most recently updated in the third quarter of 2003, related to the MGP sites. Such amounts are based on the best current estimate of the remaining amount to be incurred for investigation, remediation and monitoring costs for those sites where the investigation process has been or is substantially completed, and the minimum of the estimated cost range for those sites where the investigation is in its earlier stages. It is possible that future cost estimates will be greater than current estimates as the investigation process proceeds and as additional facts become known. The amounts recognized as liabilities are reduced for expenditures made and are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their fair value. Management currently estimates the range of remaining costs to be incurred for the investigation, remediation and monitoring of all WP&L’s sites to be $5 million to $7 million.

Under the current rate making treatment approved by the PSCW, the MGP expenditures of WP&L, net of any insurance proceeds, are deferred and collected from gas customers over a four-year period effective with rates set to recover such amounts. Regulatory assets have been recorded by WP&L, which reflect the probable future rate recovery, where applicable. Considering the current rate treatment, and assuming no material change therein, WP&L believes that the clean-up costs incurred for these MGP sites will not have a material adverse effect on its financial condition or results of operations. Settlement has been reached with all of WP&L’s insurance carriers regarding reimbursement for its MGP-related costs.

NEPA - NEPA requires owners of nuclear power plants to pay a special assessment into a “Uranium Enrichment Decontamination and Decommissioning Fund.” The assessment is based upon uranium enrichment services provided in conjunction with prior nuclear fuel purchases. WP&L elected to pay its assessment in 15 annual installments. The costs associated with this assessment for WP&L is being recovered through fuel costs. The final installment payment is scheduled to be made in fall 2006. WP&L continues to pursue relief from this assessment through litigation.

(f) Decommissioning of Kewaunee - Decommissioning expense is included in “Depreciation and amortization” in the Consolidated Statements of Income and the cumulative amount for 2003 is included in “Regulatory liabilities” or, for AROs, is netted in “Regulatory assets” on the Consolidated Balance Sheets. For 2002, the cumulative amount is included in “Cost of removal obligations.” The PSCW, in an order effective Jan. 1, 2002, eliminated WP&L’s recovery from retail customers for the cost to decommission Kewaunee, due to the trust fund being adequately funded. Additional information relating to the decommissioning of Kewaunee was as follows (dollars in millions):

Assumptions relating to current rate recovery amounts (per WP&L’s most recent FERC settlement):
WP&L’s share of estimated decommissioning cost	$263.2
Year dollars in	2002
Method to develop estimate	Site-specific study
Annual inflation rate	6.50%
Decommissioning method	Prompt dismantling and removal
Year decommissioning to commence	2013
After-tax return on external investments:
Qualified	6.12%
Non-qualified	5.14%
Current annual rate recovery (FERC)	$2.9
External trust fund balance at Dec. 31, 2003	$233.7
After-tax losses on external trust funds in 2003	($4.7)

WP&L is funding all rate recoveries for decommissioning into external trust funds and funding on a tax-qualified basis to the extent possible. In 2003, the earnings accumulate in the external trust fund balances and as an offset to regulatory assets for ARO related earnings or regulatory liabilities for non-ARO related earnings. Refer to Note 15 for information regarding the pending sale of WP&L’s interest in Kewaunee and Note 16 for information related to the impact of SFAS 143.

(g) Credit Risk - WP&L has limited credit exposure from electric and natural gas sales and non-performance of contractual obligations by its counterparties. WP&L maintains credit risk oversight and sets limits and policies with regards to its counterparties, which management believes minimizes its overall credit risk exposure. However, there is no assurance that such policies will protect WP&L against all losses from non-performance by counterparties.

(12) JOINTLY-OWNED ELECTRIC UTILITY PLANT

Under joint ownership agreements with other Wisconsin utilities, WP&L has undivided ownership interests in jointly-owned electric generating stations. Each of the respective owners is responsible for the financing of its portion of the construction costs. KWh generation and operating expenses are divided on the same basis as ownership with each owner reflecting its respective costs in its Consolidated Statements of Income. Information relative to WP&L’s ownership interest in these facilities at Dec. 31, 2003 was as follows (dollars in millions):

	Fuel Type	Ownership Interest %	Plant in Service	Accumulated Provision for Depreciation	Construction Work In Progress
Edgewater Unit 5	Coal	75.0	$237.0	$120.7	$0.8
Columbia Energy Center	Coal	46.2	192.5	118.5	2.5
Kewaunee	Nuclear	41.0	175.8	127.6	7.7
Edgewater Unit 4	Coal	68.2	66.8	39.5	1.7

			$672.1	$406.3	$12.7

Refer to Note 15 for information regarding the pending sale of WP&L’s interest in Kewaunee.

(13) SEGMENTS OF BUSINESS

WP&L is a domestic utility, serving customers in Wisconsin and Illinois, and includes three segments: a) electric operations; b) gas operations; and c) other, which includes the water business, various other energy-related products and services including construction management services for wind farms and the unallocated portions of the utility business. Various line items in the following tables are not allocated to the electric and gas segments for management reporting purposes and therefore are included in “Total.” In 2003, 2002 and 2001, gas revenues included $45 million, $22 million and $21 million, respectively, for sales to the electric segment. All other intersegment revenues were not material to WP&L’s operations and there was no single customer whose revenues were 10% or more of WP&L’s consolidated revenues. Certain financial information relating to WP&L’s significant business segments was as follows (in millions):

2003	Electric	Gas	Other	Total
Operating revenues	$910.1	$272.4	$34.5	$1,217.0
Depreciation and amortization	89.2	14.6	1.1	104.9
Operating income	163.8	25.5	2.3	191.6
Interest expense, net of AFUDC				33.8
Equity income from unconsolidated investments				(20.7)
Miscellaneous, net				(2.2)
Income tax expense				65.8
Net income				114.9
Preferred dividends				3.3
Earnings available for common stock				111.6
Total assets	1,950.5	306.2	212.6	2,469.3
Investments in equity method subsidiaries	133.3	--	--	133.3
Construction and acquisition expenditures	133.0	17.4	1.2	151.6

2002
Operating revenues	787.7	179.1	22.7	989.5
Depreciation and amortization	91.7	15.9	1.1	108.7
Operating income (loss)	135.1	12.0	(1.5)	145.6
Interest expense, net of AFUDC				37.6
Equity income from unconsolidated investments				(17.0)
Miscellaneous, net				(0.6)
Income tax expense				44.7
Net income				80.9
Preferred dividends				3.3
Earnings available for common stock				77.6
Total assets	1,834.7	298.5	201.9	2,335.1
Investments in equity method subsidiaries	121.7	--	--	121.7
Construction and acquisition expenditures	144.6	10.6	1.7	156.9

2001
Operating revenues	753.5	206.9	33.3	993.7
Depreciation and amortization	104.0	15.8	1.3	121.1
Operating income	129.1	2.5	5.7	137.3
Interest expense, net of AFUDC				38.7
Equity income from unconsolidated investments				(15.5)
Miscellaneous, net				(0.6)
Income tax expense				41.2
Net income				73.5
Preferred dividends				3.3
Earnings available for common stock				70.2
Total assets	1,638.8	249.4	329.3	2,217.5
Investments in equity method subsidiaries	117.3	--	--	117.3
Construction and acquisition expenditures	127.9	16.8	2.3	147.0

(14) SELECTED CONSOLIDATED QUARTERLY FINANCIAL DATA (UNAUDITED)

Summation of the individual quarters may not equal annual totals due to rounding.

	2003				2002
	March 31	June 30	Sept. 30	Dec. 31	March 31	June 30	Sept. 30	Dec. 31
	(in millions)
Operating revenues	$346.9	$254.8	$318.9	$296.3	$235.5	$220.6	$254.0	$279.4
Operating income	18.1	35.7	77.8	60.1	30.1	25.7	34.9	54.9
Net income	10.1	19.9	47.4	37.5	15.7	12.8	19.2	33.2
Earnings available for common stock	9.3	19.0	46.6	36.7	14.9	12.0	18.3	32.4

(15) PENDING SALE OF WP&L’S INTEREST IN KEWAUNEE

WP&L has signed a definitive agreement to sell its 41% ownership interest in Kewaunee to Richmond, Va.-based Dominion Energy Kewaunee, Inc. (Dominion), a subsidiary of Dominion Resources, Inc. Joint owner of Kewaunee, WPSC, also agreed to sell its 59% ownership interest in Kewaunee to Dominion. Pending various regulatory approvals, including the PSCW and NRC, the transaction is expected to be completed by fall 2004. WP&L anticipates that, based on an expected Nov. 1, 2004 closing date, it will receive approximately $90 million in cash and retain ownership of the trust assets contained in one of the two decommissioning funds it has established to cover the eventual decommissioning of Kewaunee. The fund that will be retained had an after-tax value of $67.3 million on Dec. 31, 2003. The gross cash proceeds from the sale are expected to slightly exceed WP&L’s carrying value of the assets being sold. WP&L has requested deferral of any gain and related costs from the PSCW. Because any gain realized and the retained decommissioning fund will likely be returned to customers in future rate filings, WP&L does not expect this transaction will have a significant impact on its operating results. Dominion will assume responsibility for the eventual decommissioning of Kewaunee and WP&L is required to provide qualified decommissioning trust assets of at least $160.7 million on an after-tax basis. The after-tax value of the qualified fund was $166.3 million on Dec. 31, 2003. In January 2004, WP&L liquidated all of the qualified decommissioning assets into money market funds as a result of the pending Kewaunee sale. At the closing of the sale, WP&L will enter into a long-term purchased-power agreement with Dominion to purchase energy and capacity equivalent to the amounts received had current ownership continued. The purchased-power agreement, which also will require regulatory approval, will extend through 2013 when the plant’s current operating license will expire.

(16) ASSET RETIREMENT OBLIGATIONS

WP&L adopted SFAS 143 on Jan. 1, 2003, which provides accounting and disclosure requirements for AROs associated with long-lived assets. SFAS 143 requires that when an asset is placed in service the present value of retirement costs for which WP&L has a legal obligation must be recorded as liabilities with an equivalent amount added to the asset cost. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity settles the obligation for its recorded amount or incurs a gain or loss.

The scope of SFAS 143 as it relates to WP&L primarily includes decommissioning costs for Kewaunee. The differences between the estimated decommissioning costs disclosed in Note 11(f) and the recorded SFAS 143 liability are primarily related to fuel management costs, non-nuclear demolition costs and the timing of future cash flows. It also applies to a smaller extent to several other assets including, but not limited to, active ash landfills, water intake facilities, underground storage tanks, groundwater wells, distribution equipment, easements, leases and the dismantlement of certain hydro facilities. Other than Kewaunee, WP&L’s current AROs are not significant. A reconciliation of the changes in WP&L’s AROs is depicted below (in millions):

Balance at Jan. 1, 2003	$175
Accretion expense	13

Balance at Dec. 31, 2003	$188

If SFAS 143 had been adopted as of Jan. 1, 2001, WP&L would have recorded ARO SFAS 143 liabilities of $175 million at Dec. 31, 2002 and $161 million at Dec. 31, 2001. Refer to Note 15 for information regarding the pending sale of WP&L’s interest in Kewaunee.

At Dec. 31, 2002, prior to the adoption of SFAS 143, WP&L recorded $163.2 million of legal AROs in “Cost of removal obligations” on the Consolidated Balance Sheet.

(17) RELATED PARTIES

WP&L and IP&L have entered into a System Coordination and Operating Agreement. The agreement, which has been approved by FERC, provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and transmission (IP&L only) systems of WP&L and IP&L. In addition, the agreement allows the interconnected system to be operated as a single entity with off-system capacity sales and purchases made to market excess system capability or to meet system capability deficiencies. Such sales and purchases are allocated among WP&L and IP&L based on procedures included in the agreement. The sales amounts allocated to WP&L were $42.1 million, $26.9 million and $32.1 million for 2003, 2002 and 2001, respectively. The purchases allocated to WP&L were $229.4 million, $205.8 million and $209.2 million for 2003, 2002 and 2001, respectively. The procedures were approved by both FERC and all state regulatory bodies having jurisdiction over these sales. Under the agreement, WP&L and IP&L are fully reimbursed for any generation expense incurred to support the sale to an affiliate or to a non-affiliate. Any margins on sales to non-affiliates are distributed to WP&L and IP&L in proportion to each utility’s share of electric production at the time of the sale.

Pursuant to a service agreement approved by the SEC under PUHCA, WP&L receives various administrative and general services from an affiliate, Corporate Services. These services are billed to WP&L at cost based on payroll and other expenses incurred by Corporate Services for the benefit of WP&L. These costs totaled $125.1 million, $117.7 million and $107.0 million for 2003, 2002 and 2001, respectively, and consisted primarily of employee compensation, benefits and fees associated with various professional services. At Dec. 31, 2003 and 2002, WP&L had a net intercompany payable to Corporate Services of $36.4 million and $31.1 million, respectively.

SHAREOWNER INFORMATION

Market Information - The 4.50% series of preferred stock is listed on the American Stock Exchange, with the trading symbol of WIS_PR. All other series of preferred stock are traded on the over-the-counter market. 72% of WP&L’s individual preferred shareowners are Wisconsin residents.

Dividend Information - Preferred stock dividends paid per share for each quarter during 2003 were as follows:

Series	Dividend
4.40%	$1.10
4.50%	$1.125
4.76%	$1.19
4.80%	$1.20
4.96%	$1.24
6.20%	$1.55
6.50%	$0.40625

As authorized by the WP&L Board of Directors, preferred stock dividend record and payment dates for 2004 are as follows:

Record Date	Payment Date
February 27	March 15
May 28	June 15
August 31	September 15
November 30	December 15

Stock Transfer Agent and Registrar

Alliant Energy Corporation

Shareowner Services

P.O. Box 2568

Madison, WI 53701-2568

Form 10-K Information - A copy of Form 10-K as filed with the SEC will be provided without charge upon request. Requests may be directed to Shareowner Services at the above address.

EXECUTIVE OFFICERS

Erroll B. Davis, Jr., 59, was elected Chairman of the Board effective April 2000 and Chief Executive Officer effective April 1998.

William D. Harvey, 54, was elected Chief Operating Officer effective January 2004. He previously served as President since April 1998.

Barbara J. Swan, 52, was elected President effective January 2004. She previously served as Executive Vice President and General Counsel since October 1998.

Eliot G. Protsch, 50, was elected Chief Financial Officer effective January 2004. He previously served as Executive Vice President and Chief Financial Officer since September 2003 and Executive Vice President-Energy Delivery from October 1998 to September 2003.

Thomas L. Aller, 54, was elected Senior Vice President-Energy Delivery effective January 2004. He previously served as interim Executive Vice President-Energy Delivery since September 2003 and Vice President-Investments from 1998 to 2003 at Resources.

Thomas L. Hanson, 50, was elected Vice President and Treasurer effective April 2002. He previously served as Managing Director-Generation Services since 2001 at Alliant Energy and General Manager-Business and Financial Performance, Generation from 1998 to 2001 at Alliant Energy.

John E. Kratchmer, 41, was elected Vice President-Controller and Chief Accounting Officer effective October 2002. He previously served as Corporate Controller and Chief Accounting Officer since October 2000 and Assistant Controller from 1998 to 2000 at Alliant Energy.

Wisconsin Power & Light Company

Shareowner Services

PO Box 2568

Madison, WI 53701-2568

SHAREOWNER INFORMATION NUMBERS

Local Madison, WI 1-608-458-3110

All Other Areas 1-800-356-5343

Indicate your vote by an (X) in the appropriate boxes.

ELECTION OF DIRECTORS

Nominee for term For All Withhold For All For All Except(*)

ending in 2006:

(01) Ann K. Newhall

Nominees for terms ending in 2007:

(02) Michael L. Bennett

(03) Jack B. Evans

(04) David A. Perdue

(05) Judith D. Pyle

Please date and sign your name(s) exactly as shown above and mail promptly in the enclosed envelope.

*TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE’S NAME IN THE LIST ABOVE AND MARK AN (X) IN THE “For All Except” BOX.

Signature Date Signature Date

IMPORTANT: When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. In case of JOINT HOLDERS, all should sign.

Please fold and detach Proxy Card at perforation if appointing a proxy by mail.

To all Wisconsin Power and Light Company Shareowners:

Please take a moment to vote your shares for the upcoming Annual Meeting of Shareowners.

Above is your 2004 Wisconsin Power and Light Company proxy card. Please read both sides of the Proxy card, note your election, sign and date it. Detach and return promptly in the enclosed self-addressed envelope. Whether or not you are attending, we encourage you to vote your shares.

You are invited to attend the Annual Meeting of Shareowners on Wednesday, June 2, 2004, at 3:00 p.m. at the Alliant Energy Corporate Headquarters in the Nile Meeting Room at 4902 N. Biltmore Lane, Madison, Wisconsin.

WISCONSIN POWER AND LIGHT COMPANY

PO BOX 2568

MADISON WI 53701-2568

WISCONSIN POWER AND LIGHT COMPANY

PO BOX 2568

MADISON WI 53701-2568

ANNUAL MEETING OF SHAREOWNERS — JUNE 2, 2004

The undersigned appoints Barbara Swan and F. J. Buri, or either of them, attorneys and proxies with the power of substitution to vote all shares of stock of Wisconsin Power and Light Company (the “Company”), held of record in the name of the undersigned at the close of business on April 13, 2004, at the Annual Meeting of Shareowners of the Company to be held at 4902 N. Biltmore Lane, Madison, Wisconsin on June 2, 2004 at 3:00 p.m., and at all adjournments thereof, upon all matters that properly come before the meeting, including the matters described in the Company’s Notice of Annual Meeting of Shareowners dated April 16, 2004 and accompanying Proxy Statement, subject to any directions indicated on the reverse side of this card.

This proxy is solicited on behalf of the Board of Directors of Wisconsin Power and Light Company. This proxy when properly executed will be voted in the manner directed herein by the shareowner. If no direction is made, the proxies will vote “FOR” the election of all listed director nominees.

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